Exhibit 10.1

Execution Version

Shareholders’ agreement

between

LIBERTAD ESPECIA, S.L.U.

and

the managers

relating to

DORNA SPORTS, S.L.

and its subsidiaries

March 29, 2024

1.	DEFINITIONS AND INTERPRETATION	2

2.	PURPOSE, PRELIMINARY AGREEMENTS AND EFFECTIVENESS	19

3.	THE COMPANY	20

4.	MANAGEMENT	21

5.	SHAREHOLDERS’ CONSENT	30

6.	DEALING IN SHARES	32

7.	DIVIDENDS AND DISTRIBUTIONS	58

8.	PROVISION OF INFORMATION	59

9.	AUDITORS	59

10.	INTELLECTUAL PROPERTY RIGHTS	59

11.	PROTECTION OF GOODWILL	59

12.	COMPLIANCE COVENANTS	61

13.	MERGER AND INTRAGROUP FINANCING	62

14.	DURATION	63

15.	CONFIDENTIALITY	64

16.	ANNOUNCEMENTS	65

17.	DATA PROTECTION	65

18.	COSTS	66

19.	INDIVIDUAL LIABILITY	66

20.	SERVICE AGREEMENTS	66

21.	GENERAL	66

22.	NOTICES	68

23.	GOVERNING LAW AND DISPUTES	70

24.	GOVERNING LANGUAGE	71

25.	ANTI-CORRUPTION COMPLIANCE	71

THIS AGREEMENT is entered into on March 29, 2024

BY AND BETWEEN

(I)	LIBERTAD ESPECIA, S.L.U., a private limited liability company (sociedad de responsabilidad limitada), of Spanish nationality, incorporated for indefinite term in Spain with registered office at Calle del Príncipe de Vergara 112, 4.º, 28002 Madrid, Spain, and tax identification number (NIF) B56882756, and registered with the Commercial Registry of Madrid, sheet 109, volume 46,272, page M812790(hereinafter “Bidco”).

Bidco is represented by Mr Gregory Ben Maffei, of legal age, with US nationality, with professional domicile at 12300 Liberty Blvd, Englewood, Colorado, United States of America, and holder of the Foreigner Identification Number (NIE) Z1820235-C, in force, who acts in his capacity as Sole Director of Bidco, according to deed granted before the Spanish Notary, Ms. Cristina Caballería Martel (substituting Mr. Juan Aznar de la Haza), on 22 March 2024, under the number 1,646 of his official records.

(II)	The persons whose names and addresses are set out in Schedule (I), as such schedule may be updated from time to time in accordance herewith (hereinafter the “Managers”).

(III)	Dorna Sports, S.L., a private limited liability company (sociedad de responsabilidad limitada), of Spanish nationality, incorporated for indefinite term, with registered office at Calle Príncipe de Vergara 183, 28002 Madrid (Spain) and tax identification number (NIF) B-84760800, and registered with the Commercial Registry of Madrid, sheet 30, volume 22952, page M-411080 (hereinafter the “Company”).

The Company is represented by Mr. Carmelo Ezpeleta Peidro, of Spanish nationality, holder of Spanish ID number 38.168.669-P., who acts in his capacity as managing director.

WHEREAS

(A)	At the Completion (as defined in the SPA (as defined below)), Bidco and the Managers will directly own all of the issued share capital of the Company.

(B)	Bidco, the Managers and the Company enter into this shareholders’ agreement to regulate their respective rights and responsibilities as direct shareholders of the Company and, indirectly, of the Subsidiaries.

(C)	The Company enters into this shareholders’ agreement to acknowledge its content and to secure the effective implementation of certain provisions including, inter alia, the provisions relating to the transfer of the Company’s shares.

1

In accordance with the foregoing, the parties hereto enter into this agreement (the “Agreement” or “SHA”) which will be governed by the following:

CLAUSES

1.	DEFINITIONS AND INTERPRETATION

1.1.	The following words and expressions where used in this Agreement have the meanings given to them below:

“20-Day VWAP” means the average of the daily volume weighted average sales price per share of the Reference Stock on the primary stock exchange on which the Reference Stock trades, as such daily volume weighted average sales price per share is displayed under the heading “Bloomberg VWAP”, rounded to four decimal places, in respect of the period from the scheduled opening of trading until the scheduled close of trading of the primary trading session and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the 20 consecutive Trading Days ending on a specified date.

“ABC Policies and Procedures” means the policies, systems, controls and procedures set out in (i) the Dorna Corporate Compliance Guide adopted by the Board of Directors of Dorna on May 17, 2016, together with its Annexes and Appendices; (ii) the following dated May 11, 2023: (a) Code of Ethics (b) Anti-corruption Policy; (c) Internal Information System Policy; (d) Procedure for the Management of Communications Received; (e) Health, Safety and Wellness Policy; (f) Policy on Respect for Human Rights; (g) Policy for the Prevention of Money Laundering and of Terrorist Financing; and (h) Due Diligence Procedures in Relationships with Third Parties; (iii) the following dated December 11, 2019: (a) Corporate Defense Procedure; and (b) Operating Protocol for the Control Body and dealings with the Board of Directors; and (iv) the Sustainable Development Policy ISO 20121 dated March 24, 2022;

“Acquisition” means the acquisition by Bidco of a majority stake in the share capital of the Company.

“Act” means the Legislative Royal Decree 1/2010 of July 2nd enacting the consolidated text of the Capital Companies Act;

“Adjusted OIBDA” means, with respect to any entity during a period of time and determined in accordance with GAAP (applied in a manner consistent with Liberty Parent’s then most recent year-end financial statements) and as stated in Liberty Parent’s public reporting for the last full and complete four (4) fiscal quarters immediately prior to the Triggering Event (based on Liberty Parent’s fiscal quarters), such entity’s operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and impairment charges, for such period of time, and excluding customary one-time, irregular and non-recurring items during such period of time in a manner consistent with Liberty Parent’s public reporting of that metric from time to time.

“Annual Budget” means the annual budget of the Dorna Group, prepared and approved in accordance with clause 4.8;

“Anti-Embarrassment Payment” has the meaning given to it in clause 6.5.1(d);

2

“Approval” means the approval by the requisite holders of capital stock of Liberty Parent of the issuance of the applicable Consideration Shares in accordance with Rule 5635 of the listing rules of The Nasdaq Stock Market LLC;

“Articles” means the articles of association (estatutos sociales) of the Company, as amended from time to time in accordance with this Agreement;

“Auditors” means the auditors of the Company for the time being and from time to time;

“Bad Leaver” means a Leaver which is not a Good Leaver, a Forced Leaver, a Voluntary Leaver or a Competing Leaver; provided, that a Leaver can also be determined to be a Bad Leaver after first being designated a Good Leaver, a Forced Leaver, a Voluntary Leaver or a Competing Leaver if such Leaver, following becoming a Leaver, takes any action, or fails to take any action, that if taken or failed to be taken prior to becoming a Leaver would have resulted in such person being a Bad Leaver;

“Bad Leaver Excess” has the meaning given to it in clause 6.5.3(b);

“Bidco’s Call Option” has the meaning given to it in clause 6.6.4;

“Bidco’s Call Option Price” has the meaning given to it in clause 6.6.5;

“Bidco Directors” has the meaning given to it in clause 4.1.2;

“Bidco’s Proposed Fair Market Value” has the meaning given to it in clause 6.11.1(a);

“Board” means the board of directors (Consejo de Administración) of the Company for the time being and from time to time;

“Borrower” has the meaning given to it in the definition of Intragroup Financing;

“Business” means the business of the Dorna Group for the time being and from time to time;

“Business Day” means any day other than a Saturday, Sunday or public holiday in London, United Kingdom; New York, United States of America; Luxembourg; Rome, Italy or Madrid, Spain;

“Call Shortfall” has the meaning given to it in clause 6.5.1(f);

“Call Strike Price” means, in respect of a Share as of the applicable date of determination:

(a)	with regard to a Good Leaver, the higher of Fair Market Value determined in accordance with clause 6.11.1 (but subject to clause 6.11.2) and the Transaction Price;

(b)	with regard to (i) a Forced Leaver, or (ii) a Voluntary Leaver who is not a Top Manager, the lower of Fair Market Value determined in accordance with clause 6.11.1 (but subject to clause 6.11.2) and the Transaction Price; provided, however, that from and after the third anniversary of the Effective Date, the Call Strike Price for a Forced Leaver shall be the Fair Market Value determined in accordance with clause 6.11.1 (but subject to clause 6.11.2);

3

(c)	with regard to a Bad Leaver or a Competing Leaver, the lower of Fair Market Value determined in accordance with clause 6.11.1 (but subject to clause 6.11.2) and 70% of the Transaction Price; and

(d)	with regard to a Voluntary Leaver who is a Top Manager, 85% of Fair Market Value determined in accordance with clause 6.11.1 (but subject to clause 6.11.2);

“Capitalization Table” has the meaning given to it in clause 3.3;

“Cessation Date” has the meaning given to it in clause 11.4.1;

“Company Cash” means all of the cash and cash equivalents held by the Company (on a consolidated basis), which shall (a) be calculated net of outstanding outbound checks, draws, ACH debits and wire transfers and (b) include inbound checks, draws, ACH credits and wire transfers deposited or available for deposits.

“Company Distribution Transaction” means any transaction or series of related transactions pursuant to which all or substantially all of the equity interests of (a) the Company held by Bidco (or its permitted transferees), (b) Bidco or (c) a newly formed holding company that, as its primary operating asset, directly or indirectly owns all of the equity interests of the Company beneficially owned by Liberty Parent or holds all of the equity interests of Bidco and, in each case, does not own any other material assets (other than cash) (“New Holdco”) are distributed (whether by redemption, dividend, exchange, splitoff, spinoff, share distribution, merger or otherwise) to all of the applicable Parent Company Holders, on a pro rata basis with respect to each such applicable class or series, or such equity interests of the Company, Bidco or New Holdco are made available to be acquired by the applicable Parent Company Holders (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to Parent Company Holders), on a pro rata basis with respect to each such class or series, whether voluntary or involuntary, which, in any such case, such equity securities of the Company, Bidco or New Holdco either become registered under Section 12(b) of the Securities Exchange Act of 1934, as amended and including all rules and regulations thereunder, or are listed and freely tradeable (except for restrictions on trading under applicable securities laws relating to the possession of material non-public information or such holder being an affiliate of the issuer thereof) on another exchange;

“Company Enterprise Value” means the product of (a) the Issuer OIBDA Trading Multiple, multiplied by (b) the Adjusted OIBDA of the Company for the last full and complete four (4) fiscal quarters immediately prior to the Triggering Event (with such fiscal quarters aligning with Liberty Parent’s fiscal quarters).

“Company Equity Value” means the result of:

(a)	the Company Enterprise Value, minus

(b)	the total face amount of all indebtedness plus all accrued but unpaid interest thereon of the Company (on a consolidated basis) outstanding as of the last day of the last full and complete fiscal quarter immediately prior to the Triggering Event (with such fiscal quarter aligning with Liberty Parent’s fiscal quarter), including the value, based on the liquidation preference, of any non-convertible and non-exchangeable preferred stock of the Company, plus any accrued but unpaid dividends on such non-convertible and non-exchangeable preferred stock, plus

4

(c)	the total amount of Company Cash as of the last day of the last full and complete fiscal quarter immediately prior to the Triggering Event (with such fiscal quarter aligning with Liberty Parent’s fiscal quarter); and further adjusted by

(d)	such other reasonable and customary positive or negative adjustments to reflect other assets, liabilities and/or obligations of the Company (on a consolidated basis) as of the last day of the last full and complete fiscal quarter immediately prior to the Triggering Event (with such fiscal quarter aligning with Liberty Parent’s fiscal quarter);

“Company IPO” has the meaning given to it in the definition of Exit;

“Company Per Share Equity Value” means the result of:

(a)	the Company Equity Value; divided by

(b)	the number of Shares outstanding (assuming the conversion, exercise, exchange or other settlement of all other securities of the Company convertible into or exercisable, exchangeable or settleable for shares of common stock of any class or series of common stock of the Company outstanding, in each case based on the treasury stock method in accordance with GAAP) as of the last day of the last full and complete fiscal quarter immediately prior to the Triggering Event (with such fiscal quarter aligning with Liberty Parent’s fiscal quarter);

“Company Recapitalization” has the meaning given to it in the definition of Solvent Reorganisation;

“Company Sale” has the meaning given to it in the definition of Exit;

“Competing Leaver” means a Top Manager who has become a Leaver by reason or in consequence of a breach of any of the undertakings, obligations or restrictions contained in clauses 11.3 or 11.4;

“Confidential Information” means all information (whether oral or recorded in any medium) relating to any Group Company’s business, financial or other affairs (including future plans of any Group Company), including any information relating to any Group Company provided pursuant to or in connection with this Agreement;

“Conflicted Party” has the meaning given to it in clause 4.5.1;

“Consideration Shares” means the total number of shares of Reference Stock to be issued and allotted to the applicable Manager(s) in accordance with this Agreement, calculated by dividing the U.S. Dollar amount (using, in the event any consideration is not in U.S. Dollars, the Dollar Exchange Rate in effect on the date that is three (3) Business Days prior to the completion of the particular event or transaction) to which such Manager(s) are entitled to receive in accordance with this Agreement in connection with (i) an exercised Leaver Call Option, (ii) an exercised Leaver Put Option, (iii) any Anti-Embarrassment Payment, (iv) Managers’ Put Option or (v) Bidco’s Call Option, as applicable, by the 20-Day VWAP ending on the date that is three (3) Trading Days prior to the issuance of such Consideration Shares. It is agreed that, in any event, the Consideration Shares must be listed shares or shares traded on an exchange;

5

“Control” means, in relation to an undertaking (a) the power to direct the exercise of a majority of the voting rights capable of being exercised at a general shareholders’ meeting of that undertaking; (b) the right to appoint and remove, or cause the appointment or removal of, a majority of the board members (or corresponding officers) of that undertaking, by contract or otherwise; or (c) the right to exercise a dominant influence over that undertaking by virtue of provisions contained in its constitutional documents or under a control contract (including “co-investment arrangements” or “managed accounts” or any similar scheme where the management of an investment rests with the transferor) or otherwise, in each case either directly or indirectly, and “Controlled” and “Controlling” shall be construed accordingly;

“Director” means a Bidco Director or a Management Director, as the case may require, and “Directors” shall be construed accordingly;

“Distribution Transaction” means any transaction or series of related transactions pursuant to which the equity interests of an entity holding, directly or indirectly, all or substantially all the stock of the Company beneficially owned by Liberty Parent (the “Distribution Transferee”) are distributed (whether by redemption, dividend, exchange, splitoff, spinoff, share distribution, merger or otherwise) to all the holders of one or more classes or series of the capital stock of the Liberty Parent (all the holders of one or more such classes or series, “Parent Company Holders”), on a pro rata basis with respect to each such class or series, or such equity interests of the Distribution Transferee are made available to be acquired by Parent Company Holders (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to Parent Company Holders), on a pro rata basis with respect to each such class or series, whether voluntary or involuntary. Upon the consummation of a Distribution Transaction, the Distribution Transferee will be automatically substituted for Liberty Parent without the need for any further action, and Liberty Parent will be released from any obligations, and no longer be entitled to any benefits, under this Agreement;

“Distribution Transferee” has the meaning given to it in the definition of Distribution Transaction;

“Dorna Group” means the Company and its Subsidiaries;

“Dollar Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into U.S. Dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Bloomberg as at the close of business in London as at such date;

“Drag-Along Right” has the meaning given to it in clause 6.3.4;

“Drag Call Option” has the meaning given to it in clause 6.7;

6

“Economic Shareholding” means a shareholder’s percentage shareholding based on their economic interest in a company, being calculated by:

A x (B/C)

where:

A = the percentage of economic interest attributed to the relevant class of shares held by that shareholder in the articles of association of the relevant company;

B = the number of shares in that class held by the relevant shareholder; and

C = the number of shares of that class,

save that where a shareholder holds shares of more than one class, its Economic Shareholding shall be the aggregate of the above calculation as applied separately to the shareholder’s holding of shares of each class;

“Effective Date” has the meaning given to it in clause 2.3.

“Eligible Mortis Causa Shareholders” has the meaning given to it in clause 6.9.1(a);

“Eligible Shareholders” has the meaning given to it in clause 6.2.6;

“Encumbrance” means a mortgage (hipoteca), charge, pledge (prenda), lien, option, restriction, right of first refusal (derecho de adquisición preferente), right of pre-emption (derecho de preferencia), third-party right or interest, other encumbrance or security interest of any kind or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

“Euro Exchange Rate” means with respect to U.S. Dollars for a particular day, the closing mid-point spot rate of exchange for U.S. Dollars into Euros on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Bloomberg as at the close of business in London as at such date;

“Excluded Transaction” has the meaning given to it in the definition of Exit;

“Existing Facilities Agreement” means the senior facilities agreement dated 2 March 2022 (as amended and/or amended and restated or otherwise modified from time to time) between, among others, the Company and BNP Paribas S.A. as agent and security agent;

7

“Exit” means (i) any proposed sale, transfer, exchange or any other form of disposal by means of which (A) Bidco (or the company that succeeds it in the direct ownership of the Company’s shares after the Merger) agrees to directly transfer, to a third party which is not a connected person or a related party, by means of a single transaction or through a succession of related transactions the totality of the share capital of the Company held by it (other than a Company Distribution Transaction) (a “Company Sale”) or (B) the shareholder(s) of Bidco or New Holdco agree to directly transfer, to a third party which is not a connected person or a related party, by means of a single transaction or through a succession of related transactions the totality of the share capital of Bidco or New Holdco held by such shareholder(s) (a “Bidco Sale”), (ii) an initial public offering or a direct listing in a regulated stock exchange of the equity securities of the Company (a “Company IPO”) or (iii) a Company Distribution Transaction, provided, however, that an Exit shall not include (a) any transfers of any share capital of Bidco, New Holdco or the Company to one or more subsidiaries Controlled by Liberty Parent, provided that, with respect to a transfer of the share capital of the Company, such subsidiaries (A) must have a creditworthiness similar to (or greater than) that of Bidco or New Holdco, as applicable, at the time and (B) accede to this Agreement (assuming Bidco’s rights and obligations with respect to such shares) (and provided further that any subsequent loss of Control over the subsidiary shall be deemed an Exit if the other requirements of this definition are satisfied and no other exclusion applies), (b) any change in Control of Liberty Parent, (c) any transfers of shares of capital stock of Liberty Parent, (d) any Distribution Transaction (other than a Company Distribution Transaction), (e) a Solvent Reorganisation of Liberty Parent or the Company Recapitalization, (f) the Merger, (g) any change in attribution of any assets or liabilities, including share capital of the Company, from one tracking stock group of Liberty Parent to another tracking stock group of Liberty Parent (provided that such a change will not result in Liberty Parent ceasing to be the ultimate parent company of the Company), (h) any conversion, exchange or other similar transaction of any tracking stocks of Liberty Parent to another tracking stock or other capital stock of Liberty Parent (provided that such a change will not result in Liberty Parent ceasing to be the ultimate parent company of the Company), or (i) any share distribution or share dividend on any tracking stock or capital stock of Liberty Parent (other than a Company Distribution Transaction) (each, an “Excluded Transaction”);

“Fair Market Value” has the meaning given to it in clause 6.11.1(j);

“FIM” has the meaning given to it in clause 4.4.2(f);

“Finance Documents” means (i) the senior facilities agreement entered into on March 2, 2022 by, amongst others, the Company, certain finance parties and BNP Paribas, S.A., as agent and security agent to the finance parties for the provision of senior debt and other facilities (as amended and restated from time to time) and any associated security documents and ancillary documents including any intercreditor agreement referred to therein (in each case, as amended, supplemented, novated or replaced from time to time), and (ii) any facility, financing, hedging or similar agreements, and all security and ancillary documents related thereto, which have been entered into by the Company or any Group Company prior to the Acquisition as well as those to be entered into as a consequence of or in connection with the Acquisition;

“FMV Cure Period” has the meaning given to it in clause 6.11.1(a);

“FMV Failure Notice” has the meaning given to it in clause 6.11.1(a);

“Forced Leaver” means a Manager which has become a Leaver by reason or in consequence of the termination without cause by the relevant Group Company of such Manager’s employment contract (despido improcedente) or services agreement;

“Formula 1” means Formula One World Championship Limited;

8

“Formula One Group” means the tracking stock group of Liberty Parent known as the Formula One Group, as such tracking stock group may be renamed from time to time;

“GAAP” means U.S. generally accepted accounting principles;

“General Meeting” means the general shareholders’ meeting (Junta General) of the Company for the time being and from time to time;

“Good Leaver” means a Manager which has become a Leaver:

(a)	by reason or in consequence of his/her permanent ill health or physical or mental disability (i.e. incapacidad total, total cualificada, absoluta o gran invalidez) which renders him incapable of continued employment in his/her current position carrying out the normal duties for that position, as certified by a general medical practitioner, or other specialist medical professional, nominated or approved by Bidco; or

(b)	by reason or in consequence of his/her entry into total statutory retirement situation (acceso a la situación de jubilación total) (provided that such entry is after reaching the age of 65 years); or

(c)	for any other reason, if, but only if, such Leaver is designated in writing by Bidco in its absolute discretion as a Good Leaver;

provided, however, that if any Manager becomes a Leaver under clause (b) above during the first two (2) years as from the Effective Date, such Leaver shall be deemed a Voluntary Leaver for all purposes under this Agreement;

“Group Company” means a company belonging to the Dorna Group for the time being and from time to time;

“Heirs” has the meaning given to it in clause 6.11.1(a);

“Independent Expert” has the meaning given to it in clause 6.11.1(e);

“Information” has the meaning given to it in clause 6.12.3;

“Initial Shares” has the meaning given to it in clause 6.6.1(a);

“Insolvency Event” means, in respect of any Shareholder, the compulsory or voluntary application for insolvency proceedings (situación concursal) or other similar relief against a Shareholder’s creditors; or the execution, sequestration or other similar process being levied or enforced over the whole or any substantial part of any Shareholder’s undertaking, property or assets; or an administrator, receiver, trustee, liquidator or equivalent public officer being appointed over the whole or any substantial part of any Shareholder’s undertaking, property or assets; or a petition being presented or an order being made or a resolution being passed for the winding up of any Shareholder;

“Issuer” means (a) if the operating assets attributed to the Formula One Group (or such other tracking stock group of Liberty Parent to which the Company is attributed) primarily consist of Formula 1 and the Company, the tracking stock group of Liberty Parent to which the Company is attributed, or (b) if Liberty Parent does not have a tracking stock structure and the operating assets of Liberty Parent primarily consist of Formula 1 and the Company, Liberty Parent;

9

“Issuer Cash” means all of the cash and cash equivalents attributed to or held by, as applicable, the Issuer, which shall (a) be calculated net of outstanding outbound checks, draws, ACH debits and wire transfers and (b) include inbound checks, draws, ACH credits and wire transfers deposited or available for deposits;

“Issuer OIBDA Trading Multiple” means the result of (a) the Issuer Total Enterprise Value divided by (b) the Adjusted OIBDA of the Issuer for the last full and complete four (4) fiscal quarters immediately prior to the Triggering Event (with such fiscal quarters aligning with Liberty Parent’s fiscal quarters);

“Issuer Total Enterprise Value” means the result of:

(a)	the product of (i) the 20-Day VWAP of the Reference Stock for the period ending on the last day of the last full and complete fiscal quarter immediately prior to the Triggering Event (with such fiscal quarter aligning with Liberty Parent’s fiscal quarter), multiplied by (ii) the number of shares of common stock of all classes and series outstanding of the Issuer (assuming the conversion, exercise, exchange or other settlement of all other securities of the Issuer convertible into or exercisable, exchangeable or settleable for shares of common stock of any class or series of common stock of the Issuer outstanding, in each case based on the treasury stock method in accordance with GAAP) as of the last day of the last full and complete fiscal quarter immediately prior to the Triggering Event (with such fiscal quarter aligning with Liberty Parent’s fiscal quarter); plus

(b)	the total face amount of all indebtedness plus all accrued but unpaid interest thereon of or attributed to, as applicable, the Issuer (on a consolidated basis) outstanding as of the last day of the last full and complete fiscal quarter immediately prior to the Triggering Event (with such fiscal quarter aligning with Liberty Parent’s fiscal quarter), including the value, based on the liquidation preference, of all non-convertible and non-exchangeable preferred stock of the Issuer, plus any accrued but unpaid dividends on such non-convertible and non-exchangeable preferred stock as of such time; minus

(c)	the total amount of Issuer Cash as of the last day of the last full and complete fiscal quarter immediately prior to the Triggering Event (with such fiscal quarter aligning with Liberty Parent’s fiscal quarter); and further adjusted by

(d)	such other reasonable and customary positive or negative adjustments to reflect other assets, liabilities and/or obligations of the Issuer;

10

“Intragroup Financing” means a financing facility agreement, promissory note or other debt instrument, as determined by Bidco, to be entered into between the Company and/or its Subsidiaries (as determined by Bidco), as a lender (the “Lender”), and one or more companies attributed to the Formula One Group (or any other company controlled by Liberty Parent, including without limitation Bidco) (as determined by Bidco), as a borrower (the “Borrower”), whereby the Borrower shall borrow from the Lender, and the Lender will lend to the Borrower, cash in an amount as determined by Bidco; provided, that such financing facility agreement, promissory note or other debt instrument (a) would not result (at the time it is granted) in the Company’s pro forma Consolidated Net Senior Secured Leverage Ratio (as defined in the Existing Facilities Agreement) exceeding 5.50:1.00; (b) shall have an interest rate generally consistent with the interest rate of any third party debt of the Lender as of the time entered into (if the Lender has any third party debt as of such time, and if it does not, at a reasonable rate as determined by Bidco); (c) shall not contravene the applicable prohibited financial assistance regulations under Spanish law in force at such time and (d) shall not require any payment of interest more frequently than annually (unless otherwise agreed by the Borrower).

“Leaver” has the meaning given to it in clause 6.5.1(a);

“Leaver Call Option” has the meaning given to it in clause 6.5.1(b);

“Leaver Call Option Notice” has the meaning given to it in clause 6.5.1(b);

“Leaver Put Option” has the meaning given to it in clause 6.5.2(b);

“Leaver Put Option Notice” has the meaning given to it in clause 6.5.2(b);

“Lender” has the meaning given to it in the definition of Intragroup Financing;

“Liberty” means Liberty Media Corporation, a Delaware corporation whose principal offices are at 12300 Liberty Boulevard, Englewood, Colorado 80112, USA; “Liberty Entity” means each entity within Liberty’s Group;

“Liberty Parent” means, initially, Liberty, and following (a) each Distribution Transaction of Liberty, shall mean the Distribution Transferee in such Distribution Transaction, and (b) each Solvent Reorganisation of Liberty, the successor entity, or if such successor entity is not the publicly traded parent, the new publicly traded parent that issues shares in any such transaction or series of related transactions, in each case, from time to time;

“Liberty Permitted Pledge” has the meaning given to it in the definition of Permitted Transfer;

“Liberty Transfer Shares” has the meaning given to it in clause 6.2.9;

“Management Director” has the meaning given to it in clause 4.1.2(b);

“Management Percentage Threshold” has the meaning given to it in clause 4.1.3;

“Manager Holding Company” means any company Controlled by the relevant Manager and where the relevant Manager owns at least 51% of the share capital and the remaining shareholders are the spouse (or person with a similar relationship of affection) or children of the relevant Manager; it being understood that Jerinovel, S.L. shall be deemed a Manager Holding Company of Mr. Carmelo Ezpeleta Peidro;

“Managers’ Proposed Fair Market Value” has the meaning given to it in clause 6.11.1(c);

“Managers’ Put Option” has the meaning given to it in clause 6.6.2;

“Managers’ Put Option Price” has the meaning given to it in clause 6.6.5;

11

“Managers’ Relevant Percentage” means, as of any particular time, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate number of Shares held by the Managers, the Manager Holding Companies and any other entity affiliated with any such Managers as of such particular time and (b) the denominator of which is the aggregate number of Shares held by the Managers, the Manager Holding Companies and any other entity affiliated with any such Managers as of immediately following the Completion.

“Managers’ Representative” means Mr. Enrique Aldama Orozco, of legal age, married, with domicile in Madrid, calle Príncipe de Vergara, 183, and tax identification number 7211622-H, subject to clause 22.3.2;

“Managers’ Tag-Along Right” has the meaning given to it in clause 6.2.9;

“Managing Director” has the meaning given to it in clause 4.6.2;

“Material Contract” has the meaning given to it in clause 4.4.2(g);

“Merger” means the absorption of Bidco by the Company, to be completed in accordance with clause 13.1;

“MIP” has the meaning given to it in clause 4.11;

“Mortis Causa Pre-Emption Notice” has the meaning given to it in clause 6.9.1(c);

“Mortis Causa Pre-Emption Shareholder” has the meaning given to it in clause 6.9.1(d)(ii);

“Mortis Causa Preferential Notice” has the meaning given to it in clause 6.9.3;

“Mortis Causa Put Option” has the meaning given to it in clause 6.9.4;

“Mortis Causa Transfer Notice” has the meaning given to it in clause 6.9.1(a);

“Mortis Causa Trigger Date” has the meaning given to it in clause 6.9.1(a);

“New Holdco” has the meaning given to it in the definition of Company Distribution Transaction;

“Non-Delegated Matters” has the meaning given to it in clause 4.6.3;

“Notice” has the meaning given to it in clause 22.1;

“Option” means any of the Leaver Call Option, the Leaver Put Option, the Managers’ Put Option and/or Bidco’s Call Option;

“Parent Company Holders” has the meaning given to it in the definition of Distribution Transaction;

“Payor” has the meaning given to it in clause 6.13;

12

“Permitted Encumbrance” means the deed of pledge over shares of the Company executed on March 31, 2022, before the Spanish Notary Public of Madrid Mr. Fernando Molina Stranz, registered in its files (Libro Registro) with number 881, as extended, ratified or amended from time to time, as well as any pledge granted pursuant to clause 6.4.2, as well as any Liberty Permitted Pledge;

“Permitted Transfer” means:

(a)	with regard to Shares owned by a Manager,

1.	any transfer made to a Manager Holding Company provided that:

a.	the Manager shall (i) remain party to this Agreement, (ii) continue to Control the Manager Holding Company and own at least 51% of its share capital (and the remaining shareholders are the spouse (or person with a similar relationship of affection) or children of the relevant Manager); provided, that if subsequently the Manager Holding Company ceases to satisfy the requirements to constitute a Manager Holding Company, the applicable Manager must repurchase the Shares (otherwise the transfer will be deemed not to be a Permitted Transfer unless such transfer otherwise qualifies has another type of Permitted Transfer), and (iii) be directly and personally liable for any breach by, non-performance of or other non-compliance with the terms of this Agreement by such Manager Holding Company;

b.	the Manager Holding Company shall undertake (in a form acceptable to Bidco) to exercise all voting rights attaching to such Shares and to sign all forms of proxy, consents to short notice and other documents relating to such exercise in accordance with the directions of the Manager;

c.	such Manager Holding Company shall give the Manager full, unconditional and irrevocable authority to transfer such Shares on behalf of the Manager Holding Company on an Exit or otherwise pursuant to this Agreement, including by executing the applicable deeds contemplated in Schedules 6.5.1, 6.5.2, 6.6.2 and 6.6.4;

d.	such Manager Holding Company provides such evidence of identity as Bidco may require for anti-money laundering purposes;

e.	such Manager Holding Company executes a deed confirming to the other parties that it shall be bound by this Agreement; and

f.	such Manager Holding Company enters into such security arrangements (including the execution of a share pledge and/or signed but undated transfer instruments) as Bidco may reasonably require; and

2.	any transfer made between Managers or between a Manager Holding Company and a Manager, provided that said transfer has been previously approved by the Board of Directors by a majority of votes cast.

13

(b)	with regard to Shares owned by a deceased Shareholder, any mortis causa transfer made to his or her heirs, as applicable, in accordance with and subject to the applicable provisions of this Agreement, including for the avoidance of doubt clause 6.9, provided that:

a.	such transferee provides such evidence of identity as Bidco may require for anti-money laundering purposes;

b.	such transferee executes a deed confirming to the other parties that it shall be bound by this Agreement; and

c.	such transferee enters into such security arrangements (including the execution of a share pledge and/or signed but undated transfer instruments) as Bidco may reasonably require; and

(c)	with regard to Shares owned by Bidco, shares of Bidco or shares of New Holdco, (i) any direct or indirect transfer of such Shares, such shares of Bidco or such shares of New Holdco in favour of any entity Controlling, Controlled by or under common Control with the transferor; provided that, in the case of a transfer of Shares only (and not in the case of a transfer of shares of Bidco or of New Holdco) such entity (A) must have a creditworthiness similar to (or greater than) that of Bidco at the time and (B) accedes to this Agreement (assuming Bidco’s rights and obligations relating to the holding of such Shares); provided, further, that any subsequent loss of Control over the entity will oblige the transferor to repurchase the shares (otherwise the transfer will be deemed not to be a Permitted Transfer unless such transfer otherwise qualifies has another type of Permitted Transfer), (ii) any direct or indirect transfer of such Shares, such shares of Bidco or such shares of New Holdco pursuant to or in connection with any Excluded Transaction and (iii) any pledge, mortgage, charge or other Encumbrance of such Shares, such shares of Bidco or of such shares of New Holdco created by Bidco, Liberty Parent or any entity Controlling, Controlled by or under common Control with any Liberty Entity (a “Liberty Permitted Pledge”), in each case (except (x) in the case of clause (c)(ii) or (c)(iii) above, for which this clause shall not apply and (y) in all cases relating to any transfer of shares of Bidco or shares of New Holdco) provided that the transferee executes a deed confirming to the other parties that it shall be bound by this Agreement and, in the event that such transferee ceases to be a person to whom Shares could be transferred pursuant to this Agreement, the transferee will immediately transfer the Shares back to the person who originally transferred them;

“Pre-Emption Notice” has the meaning given to it in clause 6.2.3;

“Pre-Emption Rights Period” has the meaning given to it in clause 6.2.3;

“Put Excess” has the meaning given to it in clause 6.5.4;

“Put Strike Price” means, in respect of a Share as of the applicable date of determination:

(a)	with regard to a Good Leaver, the lower of Fair Market Value determined in accordance with clause 6.11.1 (but subject to clause 6.11.2) and the Transaction Price; and

(b)	with regard to a Forced Leaver, 90% of the amount in accordance with clause (a) of this definition above;

14

“Reference Stock” means, as of the Effective Date, the Series C Formula One Stock listed on an exchange, provided however that:

(a)	if the Company is attributed to a tracking stock group of Liberty Parent other than the Formula One Group, “Reference Stock” means a non-voting class or series of common stock of such tracking stock group to which the Company is then attributed provided that such shares are listed shares or are traded on an exchange, or if such tracking stock group to which the Company is then attributed does not have a class or series of non-voting common stock outstanding, the class or series of common stock of such tracking stock group having the fewest number of votes per share in the election of directors of Liberty Parent, provided that such shares are listed shares or traded on an exchange; or

(b)	if Liberty Parent does not have a tracking stock structure, “Reference Stock” means a non-voting class or series of common stock of Liberty Parent provided that such shares are listed shares or traded on an exchange, or if Liberty Parent does not have a class or series of non-voting common stock outstanding, the class or series of common stock of Liberty Parent having the fewest number of votes per share in the election of directors provided that such shares are listed or traded on an exchange;

“Refinancing” has the meaning given to it in clause 6.4.1;

“Related Party Contract” has the meaning given to it in clause 4.5.1;

“Relevant Percentage” means the Economic Shareholding of a party in the Company, provided however that any Shares transferred to a Manager Holding Company shall be deemed retained by the transferor for the purpose of calculating the transferor’s Relevant Percentage;

“Relevant Shares” has the meaning given to it in clause 6.2;

“Securities Act” has the meaning given to it in clause 6.12.3;

“Series C Formula One Stock” means Series C Liberty Formula One common stock, par value $0.01 per share, of Liberty or any stock issued in exchange therefor;

“Service Agreements” has the meaning given to it in clause 4.9.2;

“Shares” means each and all of the authorized, issued, outstanding and fully paid shares of EUR 1 of any class in which the Company’s capital is divided, which, as of the Effective Date, shall be as specified in clause 3.1.1, and any shares issued in exchange for those shares or by way of conversion or reclassification, and any shares representing or deriving from those shares as a result of any increase in or reorganisation or variation of the capital of the Company;

“Shareholder” means any party who owns Shares for the time being and from time to time;

“Solvent Reorganisation” means any solvent reorganisation or other similar transaction, including without limitation by merger (including the Merger), consolidation, recapitalisation, transfer or sale of all or substantially all of the shares or assets of any company or its subsidiaries, scheme of arrangement, exchange of securities, conversion of entity, migration of entity, reincorporation, formation of new entity, or any other transaction or group of transactions, including (i) in the case of Liberty Parent, any such transaction that results in the elimination or termination of the tracking stock group structure at Liberty Parent and (ii) in the case of the Company, any recapitalization of the Company whereby each outstanding class and series of capital shares is collapsed into one class or series of capital shares such that each such share has one vote per share (the “Company Recapitalization”);

15

“SPA” means the shares sale and purchase agreement entered into between, amongst others, the Managers, as sellers, and the Company, as purchaser, dated as of the date hereof;

“Subordinated Loan” means any subordinated loan or other debt instrument that may be issued by the Company as borrower to Shareholders as lenders from time to time in accordance with the terms of this Agreement, and any subordinated debt instrument replacing the same by way of conversion or refinancing;

“Subsidiaries” means each and all of the following companies:

(a)	International Events Services, S.L.;

(b)	Dorna Italy Holdings S.r.l.;

(c)	Dorna WSBK Organization S.r.l.;

(d)	Exclusivas Rralco, S.A. (en liquidación);

(e)	Dorna Worldwide, S.L.; and

(f)	any other company that is Controlled, directly or indirectly, by the Company or any other Subsidiary from time to time;

“Surviving Provisions” means clauses 1, 8, 11, 14, 15, 16, 20, 22, 23 and 24;

“Tag-Along Notice” has the meaning given to it in clause 6.2.6;

“Tag-Along Shareholder” has the meaning given to it in clause 6.2.7;

“Tagged Shares” has the meaning given to it in clause 6.2.6;

“Top Managers” means Mr. Carmelo Ezpeleta Peidró, Mr. Enrique Aldama Orozco and Mr. Carlos Ezpeleta;

“Trading Day” means any day on which the Reference Stock is traded on the principal exchange or market on which the Reference Stock is traded, provided that “Trading Day” shall not include any day on which the Reference Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Reference Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City time).

“Transfer” has the meaning given to it in clause 6.1.1(c);

“Transfer Notice” has the meaning given to it in clause 6.2.1;

16

“Transaction Price” means for any Share, (i) the Consideration (as defined in the SPA) divided by (ii) the number of Shares outstanding as of immediately prior to the Completion; provided, that, if following the Completion the Company makes or issues any distributions or dividends to the Shareholders, then Transaction Price shall be reduced on a dollar for dollar basis by the per share aggregate amount of all such distributions and dividends (a “Post-Closing Distribution”); provided, further, that the Transaction Price shall be appropriately adjusted for any stock splits, share distributions, reverse stock splits or other similar transactions, in each case, involving the Shares. The Transaction Price shall be calculated in U.S. Dollars based on the Dollar Exchange Rate as of the date of the Completion; provided, that with respect to any Post-Closing Distributions made in Euros, for purposes of determining the Transaction Price at any given time, the amount of such Post-Closing Distribution shall be calculated in U.S. Dollars based on the Dollar Exchange Rate as of the date such Post-Closing Distribution is made.

“Transferring Shareholder” has the meaning given to it in clause 6.2;

“Treaty Withholding Tax” has the meaning given to it in clause 6.13;

“Triggering Event” means (i) in the case of the exercise of a Leaver Call Option, the date that such Manager became a Leaver, (ii) in the case of the exercise of a Leaver Put Option, the date that such Manager became a Leaver, (iii) in the case of the exercise of a Managers’ Put Option, the date that such Managers’ Put Option is exercised, (iv) in the case of the exercise of a Bidco’s Call Option, the date that such Bidco’s Call Option is exercised, and (v) in the case of any Fair Market Value determination required pursuant to clause 6.9, the date that the applicable Shareholder deceased.

“U.S. Person” means any one of the following:

(a)             any U.S. citizen;

(b)             any natural person resident in the United States of America;

(c)             any partnership or corporation organized or incorporated under the laws of the United States of America;

(d)             any estate of which any executor or administrator is a U.S. person; any trust of which any trustee is a U.S. person;

(e)             any agency or branch of a foreign entity located in the United States of America;

(f)             any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

(g)             any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

(h)             any partnership or corporation if:

(i)             organized or incorporated under the laws of any foreign jurisdiction; and

17

(ii)             formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

“Voluntary Leaver” means a Manager which has become a Leaver by reason or in consequence of his/her voluntary termination of his/her employment contract or services agreement with the relevant Group Company and who is not a Competing Leaver.

1.2.	Unless the context otherwise requires, or as expressly defined otherwise, references in this Agreement to:

1.2.1.	any of the masculine, feminine and neuter genders shall include other genders;

1.2.2.	the singular shall include the plural and vice versa;

1.2.3.	a person shall include a reference to any natural person, body corporate, unincorporated association, partnership, firm and trust;

1.2.4.	a “group” or a “company group” shall be construed in accordance with section 42 of the Spanish Code of Commerce (Código de Comercio);

1.2.5.	a “connected person” or a “related party” shall have the meaning given to that term in section 231 of the Act and if the connected person or related party is a legal entity, then section 231 of the Act shall be construed as if all references to a director (administrador) were made to the legal entity to which the connected person or related party relates;

1.2.6.	shares in a Spanish company includes both shares (acciones) and units (participaciones sociales);

1.2.7.	any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation under this Agreement;

1.2.8.	any document, agreement, deed or instrument shall be construed as a reference to the same as it may have been, or may from time to time be, amended, supplemented, novated or replaced;

1.2.9.	any time or date shall be construed as a reference to the time or date prevailing in Madrid, Spain;

18

1.2.10.	a procuring obligation, where used in relation to the Managers, Bidco, the Company, the Board, the Shareholders or the other parties to this Agreement (or any one or more of them), means that each Manager, Bidco, the Company, member of the Board, Shareholder or other party (as the case may be) undertakes to exercise his/her or its voting rights and use any and all powers vested in him or it from time to time as a shareholder, director, officer or employee or otherwise in or of the Company or any other member of the Dorna Group or other entity (as relevant) to ensure compliance with that obligation so far as he/she or it is reasonably able to do so, whether acting alone or (to the extent that he/she is lawfully able to contribute to ensuring such compliance collectively) acting with others; and

1.2.11.	Liberty shall be deemed to be references to Liberty Parent following any Distribution Transaction or Solvent Reorganisation of Liberty

1.3.	The headings in this Agreement are for convenience only and shall not affect its meaning. References to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.4.	In construing this Agreement, “including” shall be deemed to mean “including without limitation” and general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.5.	For all purposes under this Agreement, any references in this Agreement to any Shares owned or held by a Manager, any references in this Agreement to any Shares of a Manager and any references in this Agreement to any other similar language shall be deemed to include any Shares transferred to a Manager Holding Company of such Manager. By way of example, if a Manager has transferred Shares to a Manager Holding Company and the Leaver Call Option is exercised, Bidco (or its designee, including the Company) shall have the right to acquire pursuant to such Leaver Call Option the Shares held by the Manager and the Shares transferred by such Manager to a Manager Holding Company.

2.	purpose, preliminary agreements AND EFFECTIVENESS

2.1.	The main purpose of this Agreement is to:

2.1.1.	regulate the relations among the Shareholders as equity holders in the Dorna Group including, without limitation, the governance, administration and management of the Company and any other Group Companies;

2.1.2.	set out the terms and conditions governing transfers of Shares and a potential Exit; and

2.1.3.	agree to certain additional covenants applicable to the Managers.

2.2.	This Agreement is personal (intuitu personae) to the Managers and each of them expressly agrees and acknowledges for the benefit of Bidco that:

2.2.1.	Bidco is Controlled by Liberty Parent, which is a professional investor holding a high-quality portfolio of assets across the sports, media, communications and entertainment industries, and has agreed to invest in the Company on the basis of the knowledge and expertise of the Managers as managers of the business of the Dorna Group; and

19

2.2.2.	the following have been essential for the acquisition by Bidco of a majority stake in the capital of Dorna and the execution of this Agreement:

(a)	the continued involvement of the Top Managers as managers of the Dorna Group;

(b)	the Top Managers’ commitment to manage the Dorna Group with loyalty and diligence; and

(c)	the Managers’ desire to join efforts with Bidco in order to maximize the value of the Dorna Group.

2.3.	The effectiveness of this Agreement, save for clauses 1, 2.3, 2.4, 3.2.1, 18, 19 and 21 to 24 (which shall become effective on the date of this Agreement), is subject to the condition precedent of Completion under the SPA occurring (the date of occurrence of Completion under the SPA, the “Effective Date”) and on the Effective Date, the entirety of this Agreement shall be in full force and effect. The parties shall notarise this Agreement in a public deed (elevar a público) in front of the Notary (as defined in the SPA) on the Effective Date.

2.4.	Notwithstanding any other provisions of this Agreement, no member of the Dorna Group shall have any liability or obligation in relation to any provision of this Agreement until from and after Completion.

3.	the company

3.1.	Each of the Shareholders represents and warrants to the others that as of the Effective Date:

3.1.1.	it will be the beneficial owner of certain issued and allotted Shares as will be set forth in the Capitalization Table delivered by the Company following the Completion and such Shares will be fully paid up and, in the case of all Shareholders (other than Bidco) free of any Encumbrance other than the Permitted Encumbrances;

3.1.2.	except for Bidco, there is no agreement in force (other than this Agreement) which grants the right to any person to request the transfer or Encumbrance of any of its Shares.

3.2.	At the date of this Agreement, each of the parties warrants to the other that:

3.2.1.	it has the full power and authority to enter into and, subject to the occurrence of the Effective Date, to perform its obligations under this Agreement which when executed will constitute valid and binding obligations on it in accordance with its terms; and

3.2.2.	subject to the occurrence of the Effective Date, the entry and delivery of, and the performance by it of this Agreement will not result in any breach of any provision of its memorandum and articles of association or result in any claim by a third party against any other party.

20

3.3.	Reasonably promptly following the Completion, the Company shall deliver to the Shareholders a schedule setting forth each Shareholder’s allocated number of Shares (the “Capitalization Table”), which will then be attached hereto as Schedule 3.3. Thereafter and from time to time, upon any changes in the share capitalization of the Company, the Company shall have the right to update the Capitalization Table and replace the existing Capitalization Table included in Schedule 3.3 with such updated Capitalization Table.

4.	management

4.1.	Directors

4.1.1.	Management of the Company shall be entrusted to a Board of Directors.

4.1.2.	Unless otherwise provided in this Agreement and subject to clause 4.1.3, the number of Directors at all times during the continuance of this Agreement shall be seven (7) and shall be appointed as follows:

(a)	Bidco shall have the right to propose the appointment of six (6) directors (“Bidco Directors”). Two of the initial Bidco Directors shall be the persons set forth on Schedule 4.1.2(a) with the remaining initial Bidco Directors to be determined at a later time by Bidco in accordance herewith; and

(b)	the Managers shall have the right to propose, by a majority vote (based on the number of Shares held) of the Managers, the appointment of one (1) director (the “Management Director”), which shall be subject to Bidco’s reasonable consent if the proposed director is not a Manager, provided, however, that, notwithstanding the foregoing, if the Managers are entitled to appoint a Management Director pursuant hereto and the Managing Director at such time is a Manager, the Managing Director shall be the Management Director. The Managers agree the Management Director shall initially be Mr. Carmelo Ezpeleta Peidró.

4.1.3.	In the event and for so long as the total Managers’ Relevant Percentage is less than 35% (the “Management Percentage Threshold”), (a) the Managers shall not be entitled to appoint any directors of the Board and Bidco shall be entitled to appoint all directors of the Board and (b) the Shareholders (when requested by Bidco) shall take all necessary action to promptly remove the Management Director from the Board.

4.1.4.	Each Shareholder shall procure that the persons proposed as Directors by the other parties in accordance with this Agreement are appointed as Directors and shall exercise its voting rights in the relevant General Meeting accordingly.

4.1.5.	Each party may propose the removal of a Director appointed upon its proposal and the replacement of that Director by Notice in writing to the Shareholders so long as, in the case of the Management Director, such replacement is appointed in accordance with clause 4.1.2(b); provided, however, that the Management Director may only be removed pursuant to this clause 4.1.5 upon majority approval (based on the number of Shares held) by the Managers.

21

4.2.	Constitution of the Board

4.2.1.	The Board shall have responsibility for the supervision and management of the Company and its business save in respect of those matters which are reserved for the General Meeting.

4.2.2.	The position of Chairman of the Board shall be decided by the Board by the majority of votes cast required under clause 4.4.1 below.

4.2.3.	The Secretary (and, if applicable, the Vice-Secretary) of the Board shall not be a Director and its position shall be held by an attorney at law proposed by Bidco.

4.2.4.	The Company will have one (1) Managing Director (Consejero Delegado), proposed by Bidco. For the avoidance of doubt, if Bidco proposes that a Management Director be the Managing Director, such proposal shall not cause the Management Director to be a Bidco Director. Initially, the position of Managing Director shall be held by Mr. Carmelo Ezpeleta Peidró.

4.3.	Proceedings of Board Meetings

4.3.1.	Unless otherwise provided for in this clause or in clause 4.3.7, meetings of the Board shall be properly convened and held at such times as may be determined by Bidco or as otherwise convened in accordance with this clause at least on a quarterly basis at, subject to clause 4.3.6, the Company’s registered office in Madrid (Spain) or such other place as the Board may from time to time determine in accordance with the rules and regulations set out in the Articles. In any event, if the meeting is not held at the Company's registered office in Madrid, the possibility of attending the meeting by telematic means must be made available on the terms indicated in clause 4.3.6. Unless all Directors otherwise agree, no Board Meeting or meeting of any committee thereof shall normally be convened on less than three (3) Business Days’ notice (save in the case of any meeting which must be held urgently or within a certain period or by a certain date, for whatever reason, in which case such three (3) Business Day notice period shall be reduced to the extent necessary to ensure such meeting may be held within such period or by such date, provided reasonable notice is still given).

4.3.2.	Board meetings shall be called by the Chairman at his/her own initiative or at the written request of at least two (2) Directors. If the Chairman fails to call a meeting of the Board within five (5) days of the written request of any two (2) Directors, these two (2) Directors shall be empowered to call the meeting directly.

4.3.3.	No Board meeting will be validly constituted unless a majority (rounded up to the nearest whole number) of the total number of Directors is present or represented, provided however that if the Board meeting is convened or comes to decide on any of the matters set out in clause 4.4.3, then such majority of Directors must include at least the Management Director, but only for as long as the Managers’ Relevant Percentage is equal to or greater than the Management Percentage Threshold and provided that, as of such time, the Managers have exercised their right to appoint and have appointed the Management Director in accordance with clause 4.1.2(b) and such Management Director is in office.

22

4.3.4.	Members of the Company’s staff with responsibility over a business line may be called to attend a Board meeting or part thereof in the event that their presence is necessary or advisable in light of the matters to be discussed but such attendees shall not be entitled to cast a vote. Additionally, the Top Managers whose attendance is reasonably requested by the Management Director may attend the Board (with the right to speak but not to vote), subject to the same obligations and exceptions (mutatis mutandis) as those set forth for observers in clause 4.10.2 and 4.10.3.

4.3.5.	If the Chairman is not present at any meeting of the Board, then the Bidco Directors present may appoint any Bidco Director to act as Chairman for the purposes of such meeting.

4.3.6.	The Board may hold a meeting via conference call, videoconference or by any other electronic means that permits the attendee to be identified, that allows communication among the attendees regardless of their location and that allows the attendees to participate and exercise their respective voting rights in real time. In such case, the communication system to be used will be noted in the meeting notice. The place where the Chairman of the Board (or the replacing Chairman for the purposes of the meeting, if applicable, as provided in clause 4.3.5) is attending shall be considered as the place where the resolutions were approved.

4.3.7.	The Board meeting may be held, and the Board resolutions and actions of the Board may be approved by the Board, in writing and without a physical session or physical or electronic meeting if none of the Directors object to the holding of the meeting in this manner and each approves such resolutions or actions.

4.3.8.	Without prejudice to the provisions of this clause, a Board meeting shall be understood as validly constituted, without the need for a call notice in advance, if all of the directors are present or represented thereat and do not expressly object at such meeting to the failure to provide such advanced call notice.

4.4.	Board resolutions

4.4.1.	Unless otherwise provided in this Agreement, Board resolutions will be passed by majority of votes cast and each Director shall have one (1) vote (and, for the avoidance of doubt, the Chairman shall not have a second or casting vote).

4.4.2.	No resolution may be passed at a Board meeting on any of the following matters unless a majority of the Directors present or represented votes in favour and such majority includes at least two (2) Bidco Directors:

(a)	the appointment or termination of employment of any employee of, or the appointment or termination of the engagement of any other person whose services are or are to be provided to, any member of the Dorna Group, who is a Top Manager, or any variation of the remuneration or other benefits or terms of employment or engagement of any such person;

23

(b)	the alteration of the accounting reference date of any member of the Dorna Group or the alteration of the accounting principles, policies or practices, bases or methods of any member of the Dorna Group except as required by law or to comply with a new accounting standard;

(c)	the recommendation, declaration or making of any interim dividends, reserves distributions (including share premium distributions) or any share capital reduction;

(d)	the entry into, or any termination or variation of, any contract or arrangement between any member of the Dorna Group and a Manager (or a connected person of a Manager) or in which the Manager is otherwise interested including the variation of the remuneration or other benefits under such contract or arrangement, the waiver of any breach of such contract or arrangement, the making of any bonus payment or the provision of any benefit by any member of the Dorna Group to or to the order of a Manager or to a connected person of that Manager, other than the making of a payment or the provision of a benefit pursuant to and in accordance with that Managers service agreement;

(e)	unless specifically identified in the Annual Budget of the relevant year, any capital expenditure by any member or members of the Dorna Group which is greater than: (i) EUR 1,000,000 (exclusive of VAT or overseas equivalent) in respect of any individual item of capital expenditure; or (ii) EUR 1,000,000 (exclusive of VAT or overseas equivalent) in aggregate greater than the amount of all capital expenditures specifically identified in the business plan of the Dorna Group and Annual Budget for the relevant year;

(f)	the entry into formal discussions or negotiations with any regulatory, administrative or other governmental authorities having jurisdiction over the Dorna Group’s business, and with sporting and other team associations (including Fédération Internationale de Motocyclisme (“FIM”) or International Road Racing Teams Association), in relation to any agreements, arrangements, consents, licences or otherwise, but only where the result of such negotiations could reasonably have a material adverse impact on the business of the Dorna Group taken as a whole or other than in the ordinary course of business;

(g)	the entry into, making of any change in the terms of, or the surrender or termination of, any Material Contract of any member of the Dorna Group. For the purposes of this paragraph, “Material Contract” means any contract (including any broadcast agreement) that generates annual revenue for the Dorna Group in excess of EUR 4,000,000 or incurs annual costs for the Dorna Group in excess of EUR 4,000,000;

(h)	any material change (including cessation) in the nature of the business of the Dorna Group;

24

(i)	any change in the jurisdiction of incorporation and or tax residence of the Company or any other action or election that would change the classification of the Company for any applicable tax purposes;

(j)	the disposal by any means by any member of the Dorna Group of any asset or the whole or a significant part of its undertaking, in each case at a price or with a transaction value of EUR 20,000,000 or more (taken together with any related acquisitions) within a rolling 12-month period;

(k)	the acquisition by any means by any member of the Dorna Group of any asset at a price or with a transaction value of EUR 20,000,000 or more (taken together with any related acquisitions) within a rolling 12-month period;

(l)	the entry by any member of the Dorna Group into any partnership or joint venture agreement with a transaction value of EUR 20,000,000 or more; and

(m)	the removal or appointment of the Auditors other than the reappointment of existing Auditors.

4.4.3.	No resolution may be passed at a Board meeting on any of the following matters unless a majority of the Directors present or represented votes in favour and such majority includes at least two (2) Bidco Directors and one (1) Management Director:

(a)	the disposal by any means of any of the shares in any member of the Dorna Group (other than the disposal of shares in the Company pursuant to and in accordance with this Agreement or transfer of shares to another member of the Dorna Group, including pursuant to an Exit or pursuant to an Excluded Transaction otherwise permitted by this Agreement) or the incorporation of a new subsidiary of the Company or the acquisition by any member of the Dorna Group of an interest in any shares in the capital of any corporate body (other than from another member of the Dorna Group) or the entry into any new joint venture with any person, where in each such case such disposal, acquisition, incorporation or entry would have a material adverse effect on the rights of the Managers as Company Shareholders and such material adverse effect is disproportionate to any material adverse effect suffered by the Company’s other Shareholders;

(b)	the entering into, or an amendment or cancellation of (other than pursuant to its terms) any related party transaction by any Dorna Group company ((i) other than any related party transaction solely among members of the Dorna Group, (ii) other than any related party indebtedness or loans with an interest rate equivalent to, or less than, the interest rate of any third party debt of the Company and (iii) other than in connection with any transaction contemplated by clause 13.2, an Excluded Transaction otherwise permitted by this Agreement or an Exit otherwise permitted by this Agreement);

(c)	the approval of resolutions or entering into any legally binding agreement with any Dorna Group company’s creditors for purposes of any insolvency proceeding or with regard to starting an insolvency proceeding, in any such case, of any material entity within the Dorna Group;

25

(d)	decisions on any formal proceedings by any member of the Dorna Group with the Spanish tax authorities that would reasonably be expected to result in a tax liability payable by any of the Managers (in his/her individual capacity) that is (a) disproportionately large relative to the tax liability payable by the other Shareholders relating thereto or (b) higher than EUR 5 million (provided that the Management Director’s consent cannot be unreasonably withheld); and

(e)	the delegation of faculties or granting of powers of attorney to effect any transaction or arrangement referred to in clauses (a) to (d) above (subject to the exceptions set forth in such clauses),

provided however that the majority referred to in this clause 4.4.3 shall not need to include one (1) Management Director in the event that (i) the relevant action is contemplated or otherwise permitted in this Agreement, (ii) the Managers’ Relevant Percentage is less than the Management Percentage Threshold, or (iii) no Management Director has been appointed due to the Managers not having exercised their right in clause 4.1.2(b) to appoint the Management Director or due to any other reason not attributable to Bidco.

4.5.	Conflicts

4.5.1.	If and to the extent required by applicable law, the parties shall ensure, and shall procure that each Director proposed by them ensures, that the Board is notified of any direct or indirect interest of that party or Director or a related party of any of them (in each case, to the extent known) (such person being a “Conflicted Party”) in any contract or transaction or proposed contract or transaction or other relationship with any member of the Dorna Group (in each case, a “Related Party Contract”) prior to the relevant member of the Dorna Group entering into the Related Party Contract.

4.5.2.	If and to the extent required by applicable law, except as otherwise agreed by the parties, where any member of the Dorna Group is party or proposes to become a party to a Related Party Contract, the relevant Conflicted Party (and any Director appointed by it/him) shall abstain from voting and shall be required to recuse themselves from any discussion at any meeting of the Board or General Meeting which relates to the Related Party Contract. Notwithstanding the foregoing, to the extent required to validly approve any Board resolution, Conflicted Parties may adhere to the vote of the non-Conflicted Parties, in which case their votes will be validly cast.

4.5.3.	For the avoidance of doubt, where the relevant Conflicted Party is a Bidco Director (but not Bidco) and the consent of two (2) Bidco Directors is required in respect of any matter relating to the Related Party Contract, such consent may be validly given by two (2) non-conflicted Bidco Director.

4.5.4.	A Conflicted Party (and, in the event that a party is the Conflicted Party, any Director appointed by it/him) shall not receive the minutes or any board papers relating to the part of the meeting discussing the Related Party Contract and shall not be required for the purposes of the quorum.

26

4.6.	Management of the Dorna Group

4.6.1.	The Board shall confer on the managers and staff of the Company such authority in relation to the daily operations of the Company as the Board determines and shall be responsible for recruiting any additional managers and staff for the Company as it sees fit.

4.6.2.	The managing director of Dorna (the “Managing Director”) will hold the position of consejero delegado in each Subsidiary (except where in any Subsidiary the governing body is not a board of directors, in which case, the Managing Director will be the sole director or a joint and several director, unless otherwise decided by the Company’s Board).

4.6.3.	The Board shall delegate in favour of the Managing Director the authority to manage the operations of the Company that may be delegated to him under applicable laws, save for (i) the matters that cannot be delegated pursuant to article 249 bis of the Act (or any other matters that may not be delegated under applicable laws from time to time), (ii) the Board matters referred to in clauses 4.4.2 and 4.4.3, and (iii) any other matters the Board determines to expressly reserve for determination by the Board (the “Non-Delegated Matters”). Therefore, the Managing Director (as well as any other Manager) shall refrain from executing or implementing any agreement or action in connection with any Non-Delegated Matter without the prior approval of the Board with the quorum and majorities required under clauses 4.4.1, 4.4.2 and 4.4.3.

4.6.4.	The Shareholders agree that all relevant matters relating to the Dorna Group shall be dealt with by the Board to the extent possible and, in particular, no resolution may be passed on the matters referred to in clauses 4.4.2 and 4.4.3 at a board meeting of any Group Company (other than the Company) unless such resolution has been passed by the Board in accordance with the quorum and majorities set out in this Agreement.

4.6.5.	Subject to compliance with any mandatory applicable laws, all decisions in relation to the Dorna Group shall be taken by the Board.

4.7.	Committees

4.7.1.	The Board will be entitled (but not obliged) to create Board committees from time to time. Initially, there will be no Board committees other than the executive committee referred to below.

27

4.7.2.	The Board may set up an executive committee. The Board may delegate in favour of the executive committee any of the authorities of the Board that may be delegated to it under applicable laws, save for (i) the matters that cannot be delegated pursuant to article 249 bis of the Act (or any other matters that may not be delegated under applicable laws from time to time) and (ii) any other matters the Board determines to expressly reserve for determination by the Board. Any such delegation of authority to the executive committee may be revoked by the Board at any time. The executive committee shall be made up of at least three (3) members, one of which will be the Management Director, but only for so long as the Managers have a right to appoint the Management Director pursuant to this Agreement, they have exercised such right in accordance with clause 4.1.2(b) and the Management Director has been appointed and is in office, and the rest will be Bidco Directors. For the avoidance of doubt, no resolution may be passed by the executive committee (i) on the matters provided in clause 4.4.2 unless at least two (2) Bidco Directors votes in favour of the relevant resolution and (ii) on the matters provided in clause 4.4.3 unless at least two (2) Bidco Directors and one (1) Management Director (in the latter case only if the Managers’ Relevant Percentage is equal to or greater than the Management Percentage Threshold, the Managers have exercised their right to appoint the Management Director, and the Management Director has been appointed in accordance with clause 4.1.2(b) and is in office) votes in favour of the relevant resolution.

4.8.	Annual Budget

4.8.1.	The Top Managers will prepare an Annual Budget that shall (i) include the monthly income statement and evolution of cash holdings and financial debt for each fiscal year and (ii) define the actions of the Dorna Group for each fiscal year relative to (a) the debt to be incurred; (b) the undertaking of new promotions or transactions; (c) the entry in new markets and, where appropriate, the need to form new subsidiaries and (d) the hiring of personnel.

4.8.2.	The Annual Budget shall be submitted to the Board for its approval not later than fifteen (15) calendar days after the end of the Company’s financial year.

4.9.	Directors’ remuneration and fees

4.9.1.	Bidco Directors may be entitled to a remuneration if Bidco so decides, comprising all or part of the remuneration items referred to in clause 4.9.2 below.

4.9.2.	Each of Mr. Carmelo Ezpeleta Peidro, during any period that he is the Management Director, and Mr. Enrique Aldama Orozco, during any period that he is a Bidco Director, shall continue to receive his respective remuneration from Dorna, as a director, for the amounts and concepts regulated pursuant to (i) the agreement between Mr. Carmelo Ezpeleta Peidro and the Company dated 26 October 2015, and (ii) the agreement between Mr. Enrique Aldama Orozco and the Company dated 19 October 2015, respectively (such agreements under items (i) and (ii), the “Services Agreements”). In relation to these Services Agreements, it is agreed that at the first Board of Directors' meeting to be held after Completion, they will be amended to include as a definition of change of control (currently included in clause 3.4.(ii)(a)b. of each of the Services Agreements) Liberty Parent’s loss of Control of the Company.

28

If Mr. Enrique Aldama Orozco ceases to be a member of the Board as a result of Mr. Enrique Aldama Orozco being removed by Bidco as a Bidco Director and Mr. Enrique Aldama Orozco does not then become the Management Director, the Company and Mr. Enrique Aldama Orozco shall use reasonable efforts to enter into a new employment agreement on similar terms as that certain agreement between Mr. Enrique Aldama Orozco and the Company dated 19 October 2015 (which, in any case, shall include all the remuneration and indemnity rights and provisions included in such contract with Mr. Enrique Aldama Orozco) with adjustments for the fact that Mr. Enrique Aldama Orozco will be an employee of the Company, that Mr. Enrique Aldama Orozco is then no longer a member of the Board and any other adjustments mutually agreed by the Company and Mr. Enrique Aldama Orozco.

4.9.3.	When applicable, the Board of Directors, within the quantitative limits established by the General Meeting, shall individualise the remuneration package of each director and shall define the remaining conditions to obtain such remuneration. The affected Directors shall refrain from assisting with and participating in the corresponding discussions.

4.10.	Board Observers

4.10.1.	The Top Managers, as a group (by majority vote), and Bidco shall each have the right to designate an observer to the Board who shall be entitled to attend the meetings of the Board but shall not have voting rights. For such purpose:

(a)	Bidco shall have the right to designate one (1) observer; and

(b)	the Managers shall have the right to designate two (2) observers but only for as long as the Managers’ Relevant Percentage is equal to or greater than the Management Percentage Threshold; provided, that each such observer shall be a Top Manager or Mr. Dan Rossomondo; provided, further, that if Enrique Aldama Orozco ceases to be a member of the Board as a result of Mr. Enrique Aldama Orozco being removed by Bidco as a Bidco Director and Mr. Enrique Aldama Orozco does not then become the Management Director, the Managers shall then have the right to designate three (3) observers, with one such observer being Mr. Enrique Aldama Orozco, but only for as long as (i) the Managers’ Relevant Percentage is equal to or greater than the Management Percentage Threshold and (ii) either (A) Mr. Enrique Aldama Orozco is an employee of the Company or any of its Subsidiaries or (B) Mr. Enrique Aldama Orozco holds, directly or indirectly (other than by virtue of holding any Reference Stock), any Shares. Any replacement or removal of a Managers’ observer shall be made with Bidco’s reasonable consent.

4.10.2.	Any observer to the Board shall execute a confidentiality undertaking with the Company whereby the observer shall (i) treat confidentially all information made available to him/her as observer to the Board and limit the use of such information for purposes of being an observer to the Board, and (ii) agree to be subject to the same fiduciary duties provided for the Company’s directors under article 228 and 229 of the Act (mutatis mutandis).

29

4.10.3.	The Board reserves the right to exclude any observer from a Board meeting (i) in the event the Board intends to discuss or vote upon any circumstances or matters where there is an actual or potential conflict of interest between the Company and the observer or any related party of the observer, (ii) in the event that the observer becomes a Leaver; (iii) to comply with the terms and conditions of confidentiality agreements with third parties, (iv) the Board will be discussing a trade secret of the Company, (v) the observer’s presence would, based on the determination of the Board, which shall include the approval the Management Director unless the Observer is not a senior employee of the Company, in which case the approval of the Management Director shall not be required, reasonably be expected to jeopardize any attorney-client, work product or other similar privilege or (vi) if the Board decides, with the approval of the Management Director (such approval not to be unreasonably withheld, conditioned or delayed), that it is necessary or in the best interest of the Board meeting or a Board resolution to be taken, or otherwise in the best interest of the Company or the Dorna Group; provided, however, that no consent or approval of the Management Director shall be required pursuant to clauses (v) or (vi) above if (A) the Managers are not entitled to propose the appointment of a Management Director in accordance with clause 4.1.2(b), (B) the Managers are entitled to propose the appointment of a Management Director in accordance with clause 4.1.2(b), but the Managers have not exercised such right in accordance with clause 4.1.2(b) to appoint a Management Director or (C) the Management Director is not in office.

4.10.4.	The Managers agree that the Managers’ observer shall initially be Mr. Carlos Ezpeleta and Mr. Dan Rossomondo and any subsequent Manager observers shall be determined by a majority vote (based on the number of Shares held) of the Managers, subject to the requirements of clause 4.10.1(b).

4.11.	Managers and key employee’s incentive plan

The Board will implement within six (6) months of the Effective Date a management incentive plan (“MIP”) for the benefit of those managers and/or key employees of the Dorna Group proposed by the Board, in consultation with Mr. Carmelo Ezpeleta Peidro and Mr. Enrique Aldama Orozco.

5.	SHAREHOLDERS’ CONSENT

5.1.	General Meetings shall be properly convened and held at such times as may be determined by the Board, and in any event within six (6) months of the end of each financial year, at the Company’s registered office in Madrid (Spain) or such other place as the Board may designate in the relevant call notice, provided it is located within the municipality where the Company has its registered office, or as Shareholders may unanimously agree for the holding of a universal meeting (Junta General Universal). No General Meeting shall normally be convened on less than fifteen (15) days’ written Notice which shall include the agenda for the meeting, but the Shareholders may agree to hold a universal meeting of the Company on not less than forty-eight (48) hours’ Notice in any of the following cases:

5.1.1.	if a properly convened General Meeting was not held for lack of quorum in accordance with clause 5.3; or

30

5.1.2.	if the interests of the Company would in the opinion of a Shareholder be likely to be adversely affected to a material extent if the matters to be discussed at such meeting were not dealt with as a matter of urgency.

5.2.	Shareholders may attend a General Meeting via conference call, videoconference, or by any other electronic means that permits the attendee to be identified, and that allows communication among the attendees regardless of their location and that allows the attendees to participate and exercise their respective voting rights in real time.

5.3.	No General Meeting will be validly constituted unless one or more Shareholders holding, in aggregate, at least 50% plus one (1) voting right of all voting rights in the Company from time to time are present or represented.

5.4.	Unless otherwise provided in this Agreement, resolutions at General Meetings will be passed by majority of votes cast; provided, however, that if the Managers’ Relevant Percentage is equal to or greater than the Management Percentage Threshold, unless already otherwise permitted by the terms and provisions of this Agreement, the favourable vote of the majority of the outstanding Shares of the Company held by the Managers shall be required for the valid approval of:

5.4.1.	any recapitalization of the share capital of the Company where such recapitalization has or would reasonably be expected to have a material adverse effect on the rights of the Managers as Company Shareholders and such material adverse effect is disproportionate to any material adverse effect suffered by the Company’s other Shareholders, other than (a) the Company Recapitalization, (b) any transaction otherwise expressly required or permitted by the terms of this Agreement, including any Exit or the Merger, and (c) any transaction where the change of the share capital of the company is required pursuant to applicable law or is otherwise necessary or advisable to avoid a capital imbalance in accordance with Section 363.1(e) of the Act;

5.4.2.	The (i) creation or issuance of any shares of the Company with economic rights senior to those of the Shares retained by the Managers in connection with the Completion (including any Shares issued to the Managers in the Company Recapitalization), other than any transaction otherwise expressly required or permitted by the terms of this Agreement, including any Exit; or (ii) issuance of any shares of the Company to Liberty Parent and/or any affiliate thereof, including Bidco, provided that this favourable vote should not be required to enter into, effect and/or consummate the Company Recapitalization, the Merger, any Exit and any other transaction otherwise expressly required or permitted by the terms of this Agreement; and

5.4.3.	any related party transaction by any Dorna Group company ((i) other than any related party transaction solely among members of the Dorna Group, (ii) other than any related party indebtedness or loans with an interest rate equivalent to, or less than, the interest rate of any third party debt of the Company and (iii) other than in connection with the any transaction contemplated by clause 13.2, an Excluded Transaction otherwise permitted by this Agreement or an Exit otherwise permitted by this Agreement); provided, however, that if such related party transaction has been approved in accordance with clause 4.4.3, this clause 5.4.3 shall not apply.

31

6.	dealing in shares

6.1.	Transfer restrictions

6.1.1.	No Shareholder shall do, or agree to do, any of the following during the continuance of this Agreement except in accordance with this Agreement as set forth in clauses 6.1.3 and 6.1.4:

(a)	directly or indirectly sell, exchange, contribute, assign or otherwise transfer any Share or any interest in any Share including, without limitation, pre-emption rights on the issue of new Shares (derecho de preferencia);

(b)	directly or indirectly pledge, mortgage, charge or otherwise create an Encumbrance over any Share or any interest in any Share other than as required under the terms of the current and future financing of the Company (but not, for the avoidance of doubt, any Encumbrance required under the terms of any current or future financing which a Shareholder may obtain for its own purposes); or

(c)	directly or indirectly grant an option over any Share or any interest in any Share (any such action contemplated by clauses (a) through and including (c) of this clause 6.1.1, a “Transfer”).

6.1.2.	Any purported Transfer of Shares which contravenes this Agreement shall be deemed ineffective and the parties (including, for the avoidance of doubt, the Company) shall procure that the transferee is not recorded as a shareholder in the Company’s shareholder ledger (Libro Registro de Socios) in respect of the affected Shares or otherwise acknowledged by the Company as the legal owner of the affected Shares.

6.1.3.	No Manager shall Transfer any Share or any interest in any Share during the continuance of this Agreement except:

(a)	with the prior written consent of Bidco;

(b)	pursuant to and in compliance with the pre-emption rights and tag-along rights set forth in clause 6.2.1 through and including clause 6.2.8 and clause 6.2.10;

(c)	in the event of an Exit;

(d)	in the event of exercise of the Leaver Put Option or the Managers’ Put Option;

(e)	in the event of exercise of the Leaver Call Option or Bidco’s Call Option; or

(f)	if the Transfer is a Permitted Transfer.

32

6.1.4.	Notwithstanding anything to the contrary set forth in clause 6.1.1, Bidco (and any other person or entity with an indirect interest in the Shares) may Transfer any or all Shares and any direct or indirect interest in any or all Shares, and the equity securities of Bidco and New Holdco may be Transferred, during the continuance of this Agreement:

(a)	if such Transfer is made in compliance with the Managers’ Tag-Along Right set forth in clause 6.2.9;

(b)	if such Transfer is made in connection with an Exit; or

(c)	if such Transfer is a Permitted Transfer or is made in connection with a Merger.

6.2.	Pre-Emption and tag-along rights

A Transfer of any Share or Shares by the Managers in accordance with clause 6.1.3(b) (such shares, the “Relevant Shares” and such Manager, the “Transferring Shareholder”), shall be on the following conditions:

6.2.1.	Prior to entering into a binding obligation in relation to the transfer of the Relevant Shares, the Transferring Shareholder must give written Notice to the Company, which notice shall include (i) the number, class and face value of the Relevant Shares; (ii) the identity of the transferee; (iii) the price to be paid for the Relevant Shares; and (iv) the envisaged date for the transfer, the form of payment and any other material terms and conditions of the transfer (the “Transfer Notice”). In order to be effective, the Transfer Notice must include a copy of the transferee’s binding offer to purchase the Relevant Shares, subject to the provisions of this clause 6.2.

6.2.2.	Within five (5) Business Days of receipt by the Company of the Transfer Notice, the Company shall send Bidco a copy of the Transfer Notice.

6.2.3.	Within fifteen (15) Business Days of the date the Transfer Notice is received by Bidco (the “Pre-Emption Rights Period”) Bidco may, at its absolute discretion, elect to acquire (itself or its designee, which may be the Company) all (but not less than all) of the Relevant Shares at the price and on the terms indicated in the Transfer Notice, by serving written Notice thereof to the Company, with copy to the transferring Shareholder (the “Pre-Emption Notice”).

6.2.4.	If the Transfer Notice contemplates a payment in-kind, Bidco shall be entitled to (i) offer a cash equivalent amount or (ii) in case that the in-kind consideration offered pursuant to the Transfer Notice is a debt-like or equity instrument, offer an equivalent or comparable instrument to the extent equivalent, analogous or comparable from an economic and liquidity perspective.

6.2.5.	If Bidco sends the Company a Pre-Emption Notice prior to expiry of the Pre-Emption Rights Period, then the Company shall communicate within five (5) Business Days of receipt thereto to the Transferring Shareholder that the Relevant Shares must be transferred to Bidco (or its designee, which may be the Company) at the price and on the terms indicated in the Transfer Notice.

33

6.2.6.	If Bidco has not sent the Company a Pre-Emption Notice prior to expiry of the Pre-Emption Rights Period, then the Company shall within five (5) Business Days after the expiry of the Pre-Emption Rights Period (i) send the Transfer Notice to each Shareholder other than Bidco and the Transferring Shareholder (the “Eligible Shareholders”), and (ii) communicate to the Transferring Shareholder and the Eligible Shareholders that the Relevant Shares may be transferred to the original transferee at the price and on the terms indicated in the Transfer Notice and the Eligible Shareholders may, at their absolute discretion, elect to sell a proportion of their own Shares (the “Tagged Shares”) equal to the proportion that the Relevant Shares bears to the total number of Shares, collectively, held by the Transferring Shareholder and the Tag-Along Shareholders in the Company, at the price and on the terms indicated in the Transfer Notice, by serving written Notice thereof to the Company, with copy to the Transferring Shareholder (the “Tag-Along Notice”), within five (5) Business Days of delivery of the Transfer Notice to the Eligible Shareholders.

6.2.7.	If an Eligible Shareholder timely serves a Tag Along Notice (a “Tag-Along Shareholder”) then the Transferring Shareholder shall abstain from transferring a number of its own Shares which is equal to the Tagged Shares and the term “Relevant Shares” shall thereafter comprise the Tagged Shares and the remaining Shares being transferred by the Transferring Shareholder, which shall equal the Relevant Shares less the Tagged Shares.

6.2.8.	Any Transfer (other than to an Eligible Shareholder) shall be subject to the transferee of the Relevant Shares:

(a)	having executed a deed confirming to the parties that it shall be bound by the Drag-Along Rights of Bidco and the corresponding obligations of the Shareholders (as if such transferee is a Shareholder) set out in clause 6.3 in respect of the Relevant Shares;

(b)	having executed separate put and call option agreements in respect of the Relevant Shares on terms identical to the Drag Call Option;

(c)	having executed separate call option agreements in respect of the Relevant Shares on terms identical to the Leaver Call Option and Bidco’s Call Option, and

(d)	for the avoidance of doubt, the transferee of such Relevant Shares shall not acquire any rights under this Agreement as a result of having acquired the Relevant Shares.

6.2.9.	In the event of a Transfer of shares of Bidco, shares of New Holdco or Shares owned by Bidco (as applicable, the “Liberty Transfer Shares”), in each case, other than a Permitted Transfer and other than any Transfer in connection with an Exit, the Managers may, at their absolute discretion, elect to sell a proportion of their own Shares which is equal to the proportion that the applicable Liberty Transfer Shares bears to the total number of Shares in the Company, shares in Bidco or shares in New Holdco, as applicable (the “Managers’ Tag-Along Right”), with Bidco reasonably determining in an equitable manner the proper proportional right of such Manager to participate in such Transfer if such Transfer involves the shares of Bidco or New Holdco. For the purposes of the exercise of the Managers’ Tag-Along Right, Bidco shall send a notice to the Company, which shall include the same terms and conditions of such proposed Transfer as provided in clause 6.2.1, and the provisions set forth in clause 6.2.6 to 6.2.8 shall apply mutatis mutandis thereto with the Liberty Transfer Shares being deemed the Relevant Shares for purposes of such provisions; provided, however, that if the Managers’ Tag-Along Right is exercised in connection with the Transfer of shares of Bidco or shares of New Holdco, (a) for purposes of calculating the price per Share to be paid to such Manager in connection with such Transfer, the price paid for such share of Bidco or New Holdco, as applicable, shall be adjusted by Bidco (with Bidco acting reasonably) in an equitable manner to account for any assets or liabilities of Bidco or New Holdco, as applicable, and its Subsidiaries (other than the Company and its Subsidiaries) and (b) Bidco or New Holdco, as applicable (or its written designee), shall have the right, substantially concurrently with the Transfer of such shares of Bidco or shares of New Holdco, as applicable, to the applicable transferee, to purchase the Shares owned by such Manager for which such Manager has validly exercised such Manager’s Managers’ Tag-Along Right instead of such Manager Transferring such Shares directly to such transferee, subject to the other terms set forth in this clause 6.2.9.

34

6.2.10.	Any Transfers of Shares in accordance with this clause 6.2 shall, in all cases, be completed, and consideration shall be paid, within ninety (90) days of the date of receipt of the Transfer Notice, provided that if such Transfer has not been completed within the aforesaid ninety (90) day period, the provisions of this clause 6.2 shall apply again; provided, however, that if any regulatory or governmental approval or clearance applies to such Transfer and the parties to such Transfer are continuing to pursue in good faith receipt of such regulatory or governmental approval or clearance in good faith, such ninety (90) day period shall be extended until the date that is ten (10) days after receipt of such regulatory or governmental approval or clearance.

6.3.	Exit

6.3.1.	The Shareholders agree that Bidco will lead and be in charge of promoting and arranging all Exit opportunities and each other Shareholder will provide Bidco such reasonable cooperation and assistance as may be requested by Bidco to facilitate an Exit.

6.3.2.	Without prejudice to the generality of clause 6.3.1, the Shareholders agree that:

(a)	the decision to promote and proceed to an Exit will ultimately rest with Bidco, which will decide whether or not to commence an Exit process when it deems fit;

(b)	Bidco will appoint financial, commercial, legal and any other advisors as it deems appropriate in connection with a potential Exit; when making this appointment, it will consider any proposals that may reasonably be presented by Mr. Carmelo Ezpeleta Peidró and Mr. Enrique Aldama Orozco.

(c)	Bidco will inform and keep all other Shareholders reasonably updated of any Exit opportunities which are analysed, intended or promoted, as well as on the progress of the negotiations with the potential acquirer or acquirers on the price and the other terms and conditions offered by such potential acquirer; and

35

(d)	in the event that consideration is given by Bidco to a Company IPO, the other parties (including, for the avoidance of doubt the Company and the Managers) undertake to comply with all the customary and market standard recommendations that, for organising and executing said Company IPO, are made by the entity sponsoring or advising on said offering, including the making of presentations to potential future investors or the market (roadshow) and the execution of underwriting and placement agreements, securities loans and/or commitments restricting Share transfers following the offering lock-up provisions).

6.3.3.	In the event of an Exit by way of a Company Sale through a restricted auction, for as long as the Managers’ Relevant Percentage is equal to or greater than the Management Percentage Threshold and the Managers have exercised their right to appoint a Management Director in accordance with clause 4.1.2(b) and such Management Director is in office, Bidco shall be obliged to notify the Management Director of the possibility for the Managers of making an offer prior to the commencement of such auction process. The Managers shall not be obliged to make any offer, nor shall Bidco be obliged or otherwise bound by any offer made by the Managers but any such offer shall be made by the Managers within ten (10) Business Days of the notification being made by Bidco to the Managers.

6.3.4.	In order to secure the effective implementation of any Exit strategy determined in accordance with this Agreement and to execute, perform and complete any Exit, each Shareholder (other than Bidco) hereby irrevocably grants to Bidco the right to cause the sale, exchange, transfer, redemption or other disposition of all or a portion, as determined by Bidco, of the share capital of the Company and any outstanding Subordinated Loans and/or the right to take, on behalf of such Shareholder (other than Bidco) such other actions as are necessary, advisable, desirable or appropriate, as determined by Bidco, to pursue, implement, effect and consummate any such Exit (the “Drag-Along Right”), including as set forth in clause (a) below, but subject to the conditions set forth in clause (b) below:

(a)	Each Shareholder (other than Bidco) hereby irrevocably undertakes to (i) sell, exchange, transfer, permit to be redeemed and otherwise dispose of all or a portion, as determined by Bidco, of its Shares in the Company upon receipt of Bidco’s Notice of exercise of the Drag-Along Right, with such Notice to include (A) in the case of a Company Sale, the identity of the acquirer, the price to be paid for the Shares and Subordinated Loans, and the estimated date for the Company Sale, the form of payment and any other essential terms and conditions of the transaction, (B) in the case of a Bidco Sale, the identity of the acquirer, the price to be paid for the shares of Bidco or New Holdco, as applicable, and the Shares held by the Managers, and the estimated date for the Bidco Sale, the form of payment and any other essential terms and conditions of the transaction, (C) in the case of a Company IPO, a good faith estimate of the listing price, the estimated date for completing the Company IPO and any other essential terms and conditions of the transaction or (D) in the case of a Company Distribution Transaction, the estimated date for completing the Company Distribution Transaction and any other essential terms and conditions of the transaction, (ii) vote, or cause to be voted, all of such Shareholder’s Shares in favor of, or, with respect to all such Shareholder’s Shares, consent to, the Exit and the transactions and documentation contemplated thereby and (iii) take all necessary and desirable actions requested by Bidco in connection with the Exit, including the execution of such agreements and instruments, and the taking of other actions, to (A) provide representations, warranties, indemnities and escrow/holdback arrangements relating to such Exit and (B) exchange any Shares, if applicable, in any equitable manner in connection with Company Distribution Transaction.

36

(b)	Exercise of the Drag-Along Right shall be conditional only upon:

(i)	Bidco or any Liberty Parent holding directly or indirectly an Economic Shareholding in the Company in excess of 60% at the time of exercise of the Drag-Along Right; and

(ii)	(A) in case of a Company Sale, Shares beneficially owned by Liberty Parent (and Subordinated Loans, if any) being simultaneously transferred to the same acquirer, at the same price (subject to any equitable adjustment if such Company Sale is made in conjunction with the sale of any other assets of Liberty Parent and the price to be paid is based on an aggregate basis instead of on a standalone Company Sale basis) and on the same terms, as the other Shareholders, except to the extent any Shares are rolled into equity of the acquirer or any affiliate of the acquirer (if so accepted by the transferring Shareholder), (B) in the case of a Bidco Sale, the share capital of Bidco or New Holdco, as applicable, beneficially owned by Liberty Parent being simultaneously transferred to the same acquirer, at the same price or at an equitable price (taking into account any other assets and/or liabilities held by Bidco or New Holdco, as applicable, other than the Shares) and on the same terms, as the Managers (in any such case, taking into account that the Managers hold Shares as opposed to share capital of Bidco or New Holdco, as applicable) and (C) in the case of a Company IPO, any secondary sale by the Shareholders is offered to the Shareholders on a pro rata basis.

6.3.5.	Bidco will set any transfer price, the consideration in kind, listing price and/or any other economics, as applicable, in respect of the Exit, as well as other terms and conditions for the Exit, including, without limitation, deferred payment schemes and/or escrow arrangements, lock-up requirements, treatment of fractional shares and structuring of the Exit, provided always that:

(a)	such transfer price, consideration in kind and/or listing price, as applicable, and other terms and conditions relating thereto grant an equitable treatment to all Shareholders;

37

(b)	in the case of a Company Sale or Bidco Sale, the obligations of the Shareholders as sellers in an Exit will be several (mancomunadas) and not joint and several (solidarias) and the allocation referred to in section 1138 of the of the Spanish Civil Code (Código Civil) will be made pro rata to the amount received by each Shareholder in consideration of the transfer of its Shares and not per capita (with such equitable and reasonable adjustments to take into account, in the context of a Bidco Sale, that the Managers hold Shares instead of share capital in Bidco or New Holdco, as applicable); and

(c)	in the case of a Company Sale or Bidco Sale, if the envisaged transfer is made for consideration in kind, then Bidco may only validly exercise the Drag-Along Right if and to the extent that (with such equitable and reasonable adjustments to take into account, in the context of a Bidco Sale, that the Managers hold Shares instead of share capital in Bidco or New Holdco, as applicable):

(i)	the Managers are offered a partial payment for their Shares in cash (Euro) in a sum which is sufficient to satisfy any taxes payable by them as a result of transferring such Manager’s Shares pursuant to the Exit; and

(ii)	the liquidity of the assets received as consideration is not less advantageous than the liquidity afforded to their investment in the Company pursuant to this Agreement,

provided, however, that the provisions contained in this clause 6.3.5(c) shall not apply in the event that the consideration in kind consists of securities listed and freely tradeable (or, if not freely tradeable, the holder of such securities will be granted reasonable registration rights in connection with the consummation of such Exit) in a regulated stock exchange of a member state of the Organization for Economic Cooperation and Development (OECD). Notwithstanding anything herein to the contrary, Bidco shall have no obligation (other than the notice obligation contemplated by clause 6.3.4(a)(i)) to any other Shareholder as a result of any decision by Bidco not to accept or consummate any Exit (it being understood that any and all such decisions shall be made by Bidco in its sole discretion; and

(d)	in the case of a Company Distribution Transaction, any sale, exchange or other disposition of Shares pursuant to the exercise of the Drag-Along Right may occur, in Bidco’s sole discretion, following the completion of such Company Distribution Transaction (including any series of related transactions of which such Company Distribution Transaction forms a part).

6.3.6.	If Bidco elects to proceed to a Company Sale without exercising its Drag-Along Right, then each Manager shall have the right to condition the Exit to the sale of all (but not less than all) of its own Shares at the same price and on the same terms applicable to Bidco’s Shares in the Exit, subject to any Shareholder rolling any of their Shares in such Company Sale.

6.3.7.	Costs incurred in connection with an Exit shall be borne pro rata by all Shareholders that participate in the Exit based on the percentage that their Shares (as equitably adjusted by Bidco (acting reasonably) if such Exit involves the shares of Bidco or shares of New Holdco) represent in respect of the total number of Shares, shares of Bidco or Shares of New Holdco, as applicable, participating in the Exit.

38

6.3.8.	Each Manager undertakes to Bidco that if an Exit is contemplated he/she will (whether or not at the specific request of Bidco) prior to the Exit occurring reveal to it the full details of any agreements, arrangements or understandings pursuant to which he/she (or any person connected with him) will or may receive any other consideration or payment in connection with the Exit which (on a pro rata basis, by reference to his/her holding of Shares) would exceed the equivalent amount of the consideration which Bidco is receiving.

6.3.9.	Each Manager acknowledges and agrees that in connection with an Exit or proposed Exit, a Solvent Reorganisation of the Company, any other Group Company, Bidco or New Holdco may be required for such purpose and the Managers agree to any such Solvent Reorganisation of the Company, of such Group Company, Bidco or New Holdco in connection with an Exit and to take all steps reasonably requested by Bidco in connection with such Solvent Reorganisation of the Company, of such Group Company, Bidco or New Holdco.

6.3.10.	In respect of any Company Sale or Bidco Sale, if the relevant acquirer requests the Managers to remain in their roles following such Exit, in return for compensation on market terms, each Manager acknowledges and agrees to use their best efforts to negotiate in good faith with such acquirer (i) the terms and conditions of their new professional relationship with the Dorna Group as or and following such Exit (which shall include such non-compete undertakings adjusted to include the then activities of the Dorna Group) and (ii) to remain in the management of the Dorna Group during a period of not less than 2 years following such Exit.

6.4.	Refinancing

6.4.1.	If Bidco proposes a refinancing of, or the entering into of any facility in replacement of any or all of items (i) or (ii) of the definition of Finance Documents, or re-capitalisation of the Company, and/or any Group Company (including the repayment or redemption of any or all shares in the capital of the Company or any other Group Company or any other debt incurred or debt securities issued by the Company or any other Group Company) (a “Refinancing”), the Managers (without prejudice to their fiduciary duties) shall give such cooperation as is reasonably requested by Bidco and/or the Company to implement the Refinancing, including any re-organisation of share capital of the Company or any other Group Company, any Solvent Reorganization of the Company or any amendment to the Articles or Finance Documents or creation of a new holding company (and the application of this Agreement to any new holding company as if references to the Company were references to such new holding company).

6.4.2.	If any pledge over the Shares is required to be provided in relation to any Refinancing, such pledge shall be provided by all the Shareholders on a pro-rata basis according to their participation in the share capital of the Company, provided that all the Shareholders indirectly benefit, pari passu, from such Refinancing. Any such pledge to be granted pursuant to this clause shall qualify as a Permitted Encumbrance.

39

6.5.	Leaver arrangements

6.5.1.	Call option

(a)	If, for any reason, the professional relationship of a Manager with the Dorna Group is terminated or a Manager otherwise breaches his/her obligations under this Agreement (such Manager, hereinafter, a “Leaver”) then such Manager shall be obliged to transfer his/her Shares (including any Relevant Shares previously Transferred by such Manager to a transferee pursuant to clause 6.2 and including any Shares transferred to a Manager or a Manager’s Manager Holding Company) to Bidco (or its designee, which may be the Company) at a price equal to the applicable Call Strike Price for each Share (with such applicable Call Strike Price being determined based on the type of Leaver such Manager is).

(b)	To ensure the effectiveness of a Leaver’s obligations under this clause 6.5.1, each Manager hereby unconditionally and irrevocably agrees to grant Bidco who agrees and accepts, an option to purchase and acquire each and all Shares owned by such Manager (including any Relevant Shares previously Transferred by such Leaver to a transferee pursuant to clause 6.2 and including any Shares transferred to a Manager or a Manager’s Manager Holding Company), to be executed as a separate deed on the Effective Date in the form attached as Schedule 6.5.1 (the “Leaver Call Option”). The Leaver Call Option will be exercisable by Bidco within three (3) months of the relevant Manager becoming a Leaver. Bidco shall deliver to the Company (with a copy to such applicable Manager) written notice (a “Leaver Call Option Notice”) stating that Bidco is exercising the Leaver Call Option and stating the type of Leaver such Manager is in accordance with such definitions. If the Leaver Call Option is exercised within the above three (3) months period, the Leaver shall transfer such Leaver’s Shares (including any Relevant Shares previously Transferred by such Leaver to a transferee pursuant to clause 6.2 and including any Shares transferred to a Manager or a Manager’s Manager Holding Company) to Bidco (or its designee, which may be the Company), and Bidco (or its designee, which may be the Company) shall acquire and pay, or cause to be paid, the applicable aggregate Call Strike Price (which shall be determined based on the type of Leaver designated in the applicable Leaver Call Option Notice, subject to the right of such Leaver to dispute such designation in good faith, including by filing an arbitration claim pursuant to clause 23) to the Leaver in unity of act and concurrently with the consummation of the transfer of such Relevant Shares in connection with such exercised Leaver Call Option, which such consummation shall occur no later than three (3) months following the date of the final determination of the Fair Market Value in accordance with clause 6.11.1 (with such date of completion as determined by Bidco). Subject to clause 6.12.1, the applicable Call Strike Price with respect to any exercised Leaver Call Option shall be paid in Euros with such applicable Call Strike Price converted from U.S. Dollars into Euros using the Euro Exchange Rate in effect on the date that is two (2) Business Days prior to the date that the transfer of such Shares is consummated.

40

(c)	If the three (3) month period referred to in the preceding paragraph elapses without the Leaver Call Option having been exercised by Bidco, then the Leaver Call Option with respect to such Manager shall be deemed exhausted and be ineffective and the Leaver will be entitled to dispose of the Shares (i) in accordance with the Articles or (ii), if applicable, in exercise of the put option described in clause 6.5.2.

(d)	The parties further agree that if Bidco (or its designee, which may be the Company) acquires the Shares of a Forced Leaver in exercise of the Leaver Call Option and an Exit is completed within one (1) year of exercise of such Leaver Call Option for a value per Share (in U.S. Dollars, which, if needing to be converted to U.S. Dollars, shall be based on the Dollar Exchange Rate as of the date of consummation of the Exit) in excess of the applicable Call Strike Price paid in satisfaction of such Leaver Call Option, then Bidco (or its designee, which may be the Company) shall pay such Forced Leaver an amount per transferred Share in the exercised Leaver Call Option which is equal to the difference between the per Share value so obtained in the Exit and such Call Strike Price paid in satisfaction of such Leaver Call Option (the “Anti-Embarrassment Payment”). Subject to clause 6.12.1, any Anti-Embarrassment Payment shall be paid in Euros with such applicable Anti-Embarrassment Payment converted from U.S. Dollars into Euros using the Euro Exchange Rate in effect on the date that is two (2) Business Days prior to the date that the Anti-Embarrassment Payment is paid.

(e)	For the avoidance of doubt, no Anti-Embarrassment Payment shall take place or be paid if:

(i)	the Exit is completed after the first (1st) anniversary of the date of exercise of the applicable Leaver Call Option (and, for these purposes, an Exit will be deemed completed on the date on which the transfer of ownership over the Shares has legally taken place and the date of exercise of the Leaver Call Option shall be the date on which the Leaver Call Option Notice is delivered to the Company); or

(ii)	the subsequent Transfer of the Shares by Bidco is not made in the context of (or otherwise does not form part of) an Exit.

41

(f)	The Parties agree that in the event that a Manager files an arbitration claim pursuant to clause 23 alleging that such Manager is a different type of Leaver than the type of Leaver designated by Bidco in a Leaver Call Option Notice and such arbitration proceedings end in a final non-appealable award (laudo arbitral firme) where it is finally resolved that the applicable type of Leaver for such Manager is the type claimed by the Manager in such dispute and not the type of Leaver designated by Bidco in the Leaver Call Option Notice, Bidco (or its designee) shall be obligated to pay to such relevant Manager, by wire transfer of immediately available funds within ten (10) Business Days as from the date on which such final non-appealable arbitral award (laudo arbitral firme) is notified in writing to Bidco, an amount equal to the difference between the aggregate Call Strike Price that would apply to the type of Leaver resolved by the final non-appealable arbitral award (laudo arbitral firme) and the aggregate Call Strike Price paid by Bidco (or its designee) when completing the transfer of the relevant Shares resulting from the exercise of the Leaver Call Option (the “Call Shortfall”), plus an amount equal to an annual interest rate of 5% on such Call Shortfall for the period between the date the Call Strike Price was paid by Bidco (or its designee) when completing the transfer of the relevant Shares resulting from the exercise of the Leaver Call Option and the date that such Call Shortfall is paid to such Manager pursuant hereto. Subject to clause 6.12.1, any Call Shortfall (and any interest thereon pursuant to the prior sentence) shall be paid in Euros with such applicable amount converted from U.S. Dollars into Euros using the Euro Exchange Rate in effect on the date that is two (2) Business Days prior to the date of such payment.

(g)	Subject to the occurrence of the Completion, if, on or after the date of this Agreement, but prior to or on the Effective Date, any Manager becomes a Leaver, the provisions of this clause 6.5.1 shall apply with respect to such Manager as if such Manager became a Leaver as of the Effective Date.

6.5.2.	Put option

(a)	If Bidco does not exercise the Leaver Call Option within the prescribed three (3) month exercise period and the Leaver is a Good Leaver or a Forced Leaver, then the applicable Good Leaver or Forced Leaver shall have the right to transfer its or their Shares (which shall not include any Relevant Shares previously Transferred by such Manager to a transferee pursuant to clause 6.2, but shall include any Shares transferred to such Manager’s Manager Holding Company) to Bidco (or its designee, which may be the Company), at a price equal to the applicable Put Strike Price for each Share (which shall be determined based on whether the Leaver is a Good Leaver or a Forced Leaver). Such Good Leaver or Forced Leaver shall exercise (if at all) the Leaver Put Option (as defined below) within three (3) months of the expiration of the Leaver Call Option.

42

(b)	To ensure the effectiveness of a Leaver’s rights under clause 6.5.2(a), Bidco hereby irrevocably agrees to grant to each Manager who shall agree and accept, an option to sell and transfer each and all Shares (which shall not include any Relevant Shares previously Transferred by such Manager to a transferee pursuant to clause 6.2, but shall include any Shares transferred to such Manager’s Manager Holding Company) owned by such Manager, to be executed as a separate deed on the Effective Date in the form attached as Schedule 6.5.2 (the “Leaver Put Option”). The Leaver Put Option will be exercisable by the relevant Managers within three (3) months of the expiration of the Leaver Call Option and subject to such Manager being a Good Leaver or Forced Leaver. Such Manager shall deliver to the Company (with a copy to Bidco) written notice (a “Leaver Put Option Notice”) stating that such Manager is exercising the Leaver Put Option and stating the type of Leaver such Manager is in accordance with such definitions. If the Leaver Put Option is exercised within the above three (3) months period, the Good Leaver or Forced Leaver shall transfer such Leaver’s Shares (which shall not include any Relevant Shares previously Transferred by such Manager to a transferee pursuant to clause 6.2, but shall include any Shares transferred to such Manager’s Manager Holding Company) to Bidco (or its designee, which may be the Company), and Bidco (or its designee, which may be the Company) shall acquire and pay, or cause to be paid, the applicable aggregate Put Strike Price (which shall be determined based on the type of Leaver properly designated in the applicable Leaver Put Option Notice, subject to the right of Bidco to dispute such designation in good faith, including by filing an arbitration claim pursuant to clause 23) to the Leaver in unity of act and concurrently with the consummation of the transfer of such Shares in connection with such exercised Leaver Put Option, which such consummation shall occur no later than three (3) months following the date of the final determination of the Fair Market Value in accordance with clause 6.11.1 (with such date of completion as determined by Bidco). Subject to clause 6.12.1, the applicable Put Strike Price with respect to any exercised Leaver Put Option shall be paid in Euros with such applicable Put Strike Price converted from U.S. Dollars into Euros using the Euro Exchange Rate in effect on the date that is two (2) Business Days prior to the date that the transfer of such Shares is consummated.

6.5.3.	In the event that a Good Leaver, Forced Leaver or Voluntary Leaver subsequently becomes a Bad Leaver (for example, and without limitation, due to a breach of his/her obligations under this Agreement), such Good Leaver, Forced Leaver or Voluntary Leaver shall be re-designated as Bad Leaver retroactively and as a consequence:

(a)	if the Shares subject to the Leaver Call Option or Leaver Put Option have not yet been transferred pursuant to clause 6.5.1 or clause 6.5.2 (including if such Shares have not been transferred as a result of the Leaver Call Option or the Leaver Put Option not being exercised), (i) the provisions set forth in clause 6.5.1 shall reset and apply again as and from the date of his/her re-designation as Bad Leaver, (ii) the Call Strike Price shall be that applicable to a Bad Leaver, and (iii) the Leaver Put Option shall cease to apply and no longer be available for the re-designated Bad Leaver, even if it had been exercised before the re-designation as Bad Leaver; and

43

(b)	if the Shares subject to the Leaver Call Option or Leaver Put Option have already been transferred pursuant to the terms of this Agreement, the re-designated Bad Leaver shall pay to Bidco (or its designee), by wire transfer of immediately available funds within ten (10) Business Days of such designation of such Leaver to a Bad Leaver, for an amount equal to (i) (A) the aggregate Call Strike Price or aggregate Put Strike Price, as applicable, paid to the Leaver upon the transfer of the Shares, less (B) the aggregate Call Strike Price that the Leaver should have been paid pursuant to this Agreement had he/she been considered a Bad Leaver at the time of the original transfer of such Shares (which, for the avoidance of doubt, shall also be the price that is applicable if the Leaver Put Option had been previously exercised) (the “Bad Leaver Excess”), plus (ii) an amount equal to an annual interest rate of 5% on such Bad Leaver Excess for the period between the date the aggregate Call Strike Price or aggregate Put Strike Price, as applicable, was paid by Bidco (or its designee) when completing the transfer of the relevant Shares resulting from the exercise of the Leaver Call Option or the Leaver Put Option, as applicable, and the date that such Bad Leaver Excess is paid to Bidco (or its designee) pursuant hereto. Any Bad Leaver Excess (and any interest thereon pursuant to the prior sentence) shall be paid in Euros with such applicable amount converted from U.S. Dollars into Euros using the Euro Exchange Rate in effect on the date that is two (2) Business Days prior to the date of such payment.

6.5.4.	The Parties agree that in the event that Bidco files an arbitration claim pursuant to clause 23 alleging that the relevant Manager is a different type of Leaver than the type of Leaver designated by such Manager in the Leaver Put Option Notice and such arbitration proceedings end in a final non-appealable award (laudo arbitral firme) where it is finally resolved that the applicable type of Leaver for such Manager is the type claimed by Bidco, if Bidco (or its designee) had previously paid the aggregate Put Strike Price when completing the transfer of the relevant Shares resulting from such exercised Leaver Put Option, such Manager shall be obligated to pay to Bidco (or its designee), by wire transfer of immediately available funds within ten (10) Business Days as from the date on which final non-appealable arbitral award (laudo arbitral firme) is notified in writing to such Manager, an amount equal to the difference between the aggregate Put Strike Price paid by Bidco (or its designee) when completing the transfer of the relevant Shares resulting from such exercised Leaver Put Option and the aggregate Put Strike Price that would apply to the type of Leaver resolved by the final non-appealable arbitral award (laudo arbitral firme) (if there is a Put Strike Price applicable to such finally determined Leaver designation for such Manager, and if there is no such Put Strike Price applicable to such finally determined Leaver designation, the aggregate Call Strike Price that would have been paid if Bidco had timely exercised its Leaver Call Option with respect to such Manager based on such finally determined Leaver designation) (the “Put Excess”); plus an amount equal to an annual interest rate of 5% on such Put Excess for the period between the date the Put Strike Price was paid by Bidco (or its designee) when completing the transfer of the relevant Shares resulting from the exercise of the Leaver Put Option and the date that such Put Excess is paid to Bidco (or its designee) pursuant hereto. Any Put Excess (and any interest thereon pursuant to the prior sentence) shall be paid in Euros with such applicable amount converted from U.S. Dollars into Euros using the Euro Exchange Rate in effect on the date that is two (2) Business Days prior to the date of such payment.

44

6.6.	Managers’ Put Option and Bidco’s Call Option

6.6.1.	Each of the Managers shall have the right to exercise their Manager’s Put Option in respect of the proportions of Shares held by each of them and within the periods provided below:

(a)	between March 31st and April 15th of the calendar year following the third (3rd) anniversary of the Effective Date, each Manager will be entitled to exercise its Managers’ Put Option in respect of up to a number of Shares equal to one third (1/3) of the total number of Shares owned by such Manager in that moment (the “Initial Shares”) of such Manager);

(b)	between March 31st and April 15th of the calendar year following the fifth (5th) anniversary of the Effective Date, each Manager will be entitled to exercise its Managers’ Put Option in respect of up to a number of Shares equal to the result of (i) two thirds (2/3) of such Manager’s Initial Shares minus (ii) the number of Shares such Manager sold pursuant to clause 6.6.1(a); and

(c)	between March 31st and April 15th of the calendar year following the sixth (6th) anniversary of the Effective Date, each Manager will be entitled to exercise its Managers’ Put Option in respect of a number of Shares equal to the result of (i) such Manager’s Initial Shares minus the number of Shares such Manager sold pursuant to clauses 6.6.1(a) and 6.6.1(b).

6.6.2.	To ensure the effectiveness of the Managers rights provided in clause 6.6.1 above and in clause 6.6.3(b) below, Bidco hereby irrevocably agrees to grant to each Manager who agrees and accepts, an option to sell and transfer to Bidco (or its designee, which may be the Company) up to the proportions of Shares provided in clause 6.6.1 or provided in clause 6.6.3(b) below, as applicable, to be executed as a separate deed on the Effective Date in the form attached as Schedule 6.6.2 (the “Managers’ Put Option”). To exercise the Managers’ Put Option, such Manager shall timely deliver in accordance with clause 6.6.1 or in accordance with clause 6.6.3(b) below, as applicable, to the Company (with a copy to Bidco) written notice stating that such Manager is exercising the Managers’ Put Option and stating the number of shares to be sold, which must be in accordance with clause 6.6.1 or 6.6.3(b), as applicable. Each time that the Managers’ Put Option is timely and properly exercised in accordance with clause 6.6.1 or clause 6.6.3(b), as applicable, and this clause 6.6.2, the applicable Manager shall transfer the applicable Shares to Bidco (or its designee, which may be the Company), and Bidco (or its designee, which may be the Company) shall acquire and pay, or cause to be paid, the Managers’ Put Option Price (as defined below) to the Manager in unity of act and concurrently with the consummation of the transfer of the applicable Shares in connection with such exercised Managers’ Put Option, within three (3) months following the date of the final determination of the Fair Market Value in accordance with clause 6.11.1 (with such date of completion as determined by Bidco). Subject to clause 6.12.1, the Managers’ Put Option Price with respect to any exercised Managers’ Put Option shall be paid in Euros with such applicable Managers’ Put Option Price converted from U.S. Dollars into Euros using the Euro Exchange Rate in effect on the date that is two (2) Business Days prior to the date that the transfer of such Shares is consummated.

45

6.6.3.	From and after the eighth (8th) anniversary of the Effective Date:

(a)	Bidco (or its designee, which may be the Company) shall have the right to acquire from the Managers (including any Leavers whose Shares have not been acquired by Bidco by that time and including any Shares transferred to a Manager or a Manager’s Manager Holding Company) any of their Shares that have not been transferred by the Managers to Bidco (or its designee, which may be the Company) in accordance with the exercise of any Option pursuant to this Agreement or in accordance with clause 6.9. Such right may be exercised by Bidco (or its designee, which may be the Company) on one or more times, at its discretion, during each period of time ranging from March 31st to April 15th of each calendar year starting on the eighth (8th) anniversary of the Effective Date. Subject to clause 6.12.1, the Bidco’s Call Option Price with respect to any exercised Bidco’s Call Option shall be paid in Euros with such applicable Bidco’s Call Option Price converted from U.S. Dollars into Euros using the Euro Exchange Rate in effect on the date that is two (2) Business Days prior to the date that the transfer of such Shares is consummated.

(b)	Each Manager shall have the right to sell and transfer to Bidco (or its designee, which may be the Company) any of their Shares held as of such time that have not been Transferred by the Managers to Bidco (or its designee, which may be the Company) in accordance with the exercise of any Option pursuant to this Agreement or in accordance with clause 6.9 and are not then subject to an exercised pending Bidco’s Call Option, an exercised pending Leaver Call Option or an exercised Leaver Put Option. Such right may be exercised by such Manager on one or more times, at its discretion, during each period of time ranging from April 16th to April 30th of each calendar year starting on the eighth (8th) anniversary of the Effective Date.

6.6.4.	To ensure the effectiveness of the Managers obligations under clause 6.6.3(a), each Manager hereby unconditionally and irrevocably agrees to grant Bidco (or its designee, which may be the Company) who agrees and accepts, an option to purchase and acquire each and all Shares (either directly or by any other entity designated by Bidco, which may be the Company) owned by such Manager (including any Shares transferred to a Manager or a Manager’s Manager Holding Company) on the terms set out in clause 6.6.3 above, to be executed as a separate deed on the Effective Date in the form attached as Schedule 6.6.4 (the “Bidco’s Call Option”). To exercise Bidco’s Call Option, Bidco shall timely deliver in accordance with clause 6.6.3(a) to the Company (with a copy to the applicable Manager) written notice stating that Bidco is exercising Bidco’s Call Option and stating the number of shares to be purchased. Each time that Bidco’s Call Option is timely and properly exercised in accordance with clause 6.6.3(a) and this clause 6.6.4, the relevant Managers shall transfer the relevant Shares to Bidco (or its designee, which may be the Company), and Bidco (or its designee, which may be the Company) shall acquire and pay the Bidco’s Call Option Price (as defined below) to the Manager in unity of act and concurrently with the consummation of the transfer of the applicable Shares in connection with such exercised Bidco’s Call Option, within three (3) months following the date of the final determination of the Fair Market Value in accordance with clause 6.11.1 (with such date of completion as determined by Bidco).

46

6.6.5.	Except in the case of exercise of the Managers’ Put Option under clause 6.6.3(b), the price payable for each of the relevant Shares of the Managers under the Managers’ Put Option and Bidco’s Call Option shall be the Fair Market Value of a Share (the “Managers’ Put Option Price” and “Bidco’s Call Option Price”, respectively), determined in accordance with clause 6.11 (but subject to clause 6.11.2). In the case of exercise of the Managers’ Put Option under clause 6.6.3(b), the Managers’ Put Option Price shall be 90% of the Fair Market Value of each Share subject to the Managers’ Put Option, determined in accordance with clause 6.11 (but subject to clause 6.11.2).

6.7.	Drag Call Option

In order to secure the Managers’ obligations under clause 6.3, each Shareholder (other than Bidco) hereby irrevocably grants to Bidco the right to acquire (itself or its designee) each and all of such Shareholders Shares and outstanding Subordinated Loans on the terms set out in Schedule 6.7 (the “Drag Call Option”).

6.8.	Subscription rights

Each Shareholder shall have the right to subscribe for a proportion of newly issued Shares in accordance with sections 304 et seq. of the Act but no Shareholder shall be obliged to subscribe for further Shares or otherwise provide any capital or funding to the Company.

6.9.	Mortis causa transfers

6.9.1.	The Articles shall include a provision whereby each Shareholder and, if not exercised by any of the Shareholders, the Company will have the right to acquire all (but not less than all) of the Shares of any deceased Shareholder which is a natural person on the following conditions:

(a)	No later than (i) thirty (30) Business Days after the earlier of (A) the date the Company (with a copy to Bidco) receives a request to register a mortis causa transfer of Shares and (B) the date the Company became aware that a Shareholder has deceased (it being understood that promptly (and in any event within two (2) Business Days) upon becoming aware that a Shareholder has deceased, the Company shall provide written notice thereof to Bidco) (such earlier date, the “Mortis Causa Trigger Date”) and (ii) five (5) Business Days after the final determination of the Fair Market Value of each such Share (as determined in accordance with clause 6.9.1(b)(ii) below), the Company shall send each Shareholder other than the deceased Shareholder (the “Eligible Mortis Causa Shareholders”) a Notice including (i) the number, class and face value of the Shares; (ii) the identity of the heir(s) of the deceased Shareholder (who shall be those communicated to Bidco by the heirs or by the Managers’ Representative acting reasonably and in good faith), and (iii) the value of the Shares (the “Mortis Causa Transfer Notice”).

47

(b)	The value per Share indicated in the Mortis Causa Transfer Notice shall be equal to the higher of:

(i)	the Transaction Price; and

(ii)	the Fair Market Value determined in accordance with clause 6.11 (but subject to clause 6.11.2). For the purposes of this clause 6.9, Fair Market Value shall be calculated in accordance with clause 6.11 (but subject to clause 6.11.2). If so accepted by the heirs of the deceased Manager, the Managers' Representative shall act on their behalf in these proceedings, but shall act only if expressly accepted by the heirs and within the powers conferred upon him by such heirs.

(c)	Within fifteen (15) Business Days of the date of the Mortis Causa Transfer Notice each Eligible Mortis Causa Shareholder may elect to acquire all (but not less than all) of the Shares at the value and on the terms indicated in the Mortis Causa Transfer Notice, by serving written Notice thereof to the Company (the “Mortis Causa Pre-Emption Notice”).

(d)	If upon expiry of the aforesaid fifteen (15) Business Day period:

(i)	no Eligible Mortis Causa Shareholder has sent the Company a Mortis Causa Pre-Emption Notice, then the shareholders’ meeting of the Company can approve, within the following thirty (30) calendar days, the acquisition of the Shares of the deceased Shareholder by the Company. If the shareholders’ meeting of the Company decides not to acquire such Shares or no shareholders’ meeting of the Company is held in the referred term, the Company shall register the heir(s) of the deceased Shareholder as final holders of the Shares in the Company’s shareholder ledger; or

(ii)	an Eligible Mortis Causa Shareholder has sent the Company a Mortis Causa Pre-Emption Notice (a “Mortis Causa Pre-Emption Shareholder”), then the Company shall communicate within five (5) Business Days to the heir(s) of the deceased Shareholder that the Shares shall be transferred to the Mortis Causa Pre-Emption Shareholder at the price and on the terms indicated in the Mortis Causa Transfer Notice and, in case of several Mortis Causa Pre-Emption Shareholders, the Shares shall be allotted amongst all Mortis Causa Pre-Emption Shareholders pro rata to their respective stakes in the share capital of the Company.

6.9.2.	The regime established in clause 6.9.1 shall likewise apply mutatis mutandis to mortis causa transfers of the share capital of any Manager Holding Company.

48

6.9.3.	The parties agree that Bidco (or its designee, which may be the Company) will have a preferential right to elect to acquire all of the Shares indicated in the Mortis Causa Transfer Notice and serve the Mortis Causa Pre-Emption Notice, which shall be exercised within ten (10) Business Days of the date of the Mortis Causa Transfer Notice by serving written notice of Bidco’s desire to acquire all of the Shares (the “Mortis Causa Preferential Notice”). If the Mortis Causa Preferential Notice is served within the aforesaid ten (10) Business Day period, the other Eligible Mortis Causa Shareholders will refrain from delivering the Mortis Causa Pre-Emption Notice (and any Mortis Causa Pre-Emption Notice previously delivered by them shall cease to have an effect) or otherwise acquiring or attempting to acquire the Shares.

6.9.4.	Mortis Causa Put Option

(a)	If (i) following the expiry of the fifteen (15) Business Day period referred to in clause 6.9.1(c) above no Eligible Mortis Causa Shareholder has sent the Company a Mortis Causa Pre-Emption Notice and (ii) the shareholders’ meeting of the Company has not decided to acquire the Shares of the deceased Shareholder in the thirty (30) calendar days term regulated in Clause 6.9.1(d)(i), then for a period of three (3) months following the date on which the heir(s) of the deceased Shareholder are registered as holders of the Shares in the Company’s shareholder ledger, such heir(s) shall have the right (exercisable by notice in writing to the Company) to transfer all (but not less than all) of his, her or their Shares to Bidco (or its designee, which may be the Company) at a price equal to the lower of:

(i)	the Transaction Price; and

(ii)	the Fair Market Value determined in accordance with clause 6.11 (but subject to clause 6.11.2) calculated in accordance with clause 6.9.1(b)(ii) as at the date on which the deceased Shareholder died

(such right, the “Mortis Causa Put Option”).

6.9.5.	For the avoidance of doubt, a deceased Shareholder shall not be deemed to be a Leaver pursuant to this Agreement under any circumstances, and this clause 6.9 shall be the only provisions of this agreement that shall be applicable to a mortis causa transfer.

6.9.6.	Subject to clause 6.12.1, any amounts required to be paid pursuant to this clause 6.9 shall be paid in Euros with such applicable payment converted from U.S. Dollars into Euros using the Euro Exchange Rate in effect on the date that is two (2) Business Days prior to the date that the transfer of such Shares is consummated.

6.9.7.	Subject to the occurrence of the Completion, if, on or after the date of this Agreement, but prior to or on the Effective Date, any Manager has deceased, the provisions of this clause 6.9 shall apply with respect to such deceased Manager as if such Manager deceased as of the date that is six (6) months after the Effective Date.

6.10.	Regulatory approval

To the extent that any transfer is permitted in accordance with this clause 6, a Shareholder may only transfer any Share or any interest in any Share subject to the proposed transfer receiving approval from any applicable regulatory body, in which case any period provided in this clause 6 to Transfer of Shares shall be adjusted accordingly.

49

6.11.	Fair Market Value determination

6.11.1.	In this Agreement, the Fair Market Value per Share will be calculated as follows in any circumstance:

(a)	Bidco shall communicate in writing to the Manager(s) relevant to the Option that was exercised a proposed Fair Market Value per Share within fifteen (15) Business Days from the Notice of exercise of the relevant Option or, in the case of a Fair Market Value determination in accordance with clause 6.9, to the heirs of such deceased Shareholder (whose name(s) and contact details shall be provided by the Managers’ Representative to Bidco as soon as possible after such Shareholder deceased) (or the written designee of such heirs) (as applicable, the “Heirs”) within fifteen (15) Business Days from the Mortis Causa Trigger Date. The written notification will include the proposed Fair Market Value (which may be determined internally by Bidco or by a third-party expert retained by Bidco at Bidco’s expense) and will incorporate and reasonably explain the rationale, calculations and determination of such proposed Fair Market Value (“Bidco’s Proposed Fair Market Value”). If Bidco fails to timely provide Bidco’s Proposed Fair Market Value, such relevant Manager(s) or the Heirs, as applicable, shall provide Bidco with written notice of Bidco’s failure to timely provide Bidco’s Proposed Fair Market Value (an “FMV Failure Notice”) and Bidco shall have an additional fifteen (15) Business Days from receipt of such FMV Failure Notice (the “FMV Cure Period”) to provide such relevant Manager(s) or the Heirs, as applicable, with Bidco’s Proposed Fair Market Value.

(b)	Upon receipt of Bidco’s Proposed Fair Market Value, such relevant Manager(s) or the Heirs, as applicable, shall have a twenty (20) Business Day period to review Bidco’s Proposed Fair Market Value; provided, that, if Bidco’s Proposed Fair Market Value was provided in connection with a Fair Market Value determination pursuant to clause 6.9, such twenty (20) Business Day Period shall be a twenty-five (25) Business Day period.

The Company and Bidco shall, reasonably promptly after reasonably requested by an applicable Manager or Heir, as applicable, following the delivery of Bidco’s Proposed Fair Market Value (taking into account the time period by which such Manager or such Heir, as applicable, is required to provide the applicable Managers’ Proposed Fair Market Value pursuant to this Agreement), provide to such Manager or such Heir, as applicable, reasonable access to the books, records and other information of the Company, Bidco and Liberty Parent to the extent such books, records and other information are reasonably necessary or reasonably appropriate for such Manager or such Heir, as applicable, to review Bidco’s Proposed Fair Market Value and to prepare the applicable Managers’ Proposed Fair Market Value; provided that, any such books, records or other information shall be deemed Confidential Information under this Agreement (it being understood that such Manager or such Heir, as applicable, can share such books, records and information with the Independent Expert if one is engaged in connection with determining such applicable Fair Market Value pursuant to this Agreement) and shall only be used to (i) review and analyze the applicable Bidco’s Proposed Fair Market Value, (ii) prepare the applicable Managers’ Proposed Fair Market Value and (iii) present and advocate for Managers’ Proposed Fair Market Value to the Independent Expert (if applicable).

50

(c)	If any of such relevant Manager(s) or the Heirs, as applicable, object to Bidco’s Proposed Fair Market Value, or in the event that such relevant Manager(s) or the Heirs, as applicable, have delivered a FMV Failure Notice in accordance with clause 6.11.1(a) above and Bidco’s Proposed Fair Market Value has not been delivered by Bidco prior to the expiration of the FMV Cure Period, then such relevant Manager(s) or the Heirs, as applicable, shall (i) within the above applicable twenty (20) Business Day period (or twenty-five (25) Business Day period, if applicable in accordance with the provision in clause (b) above) if Bidco’s Proposed Fair Market Value is timely delivered pursuant to clause 6.11.1(a) above (including if it is delivered prior to the expiration of any FMV Cure Period, if applicable) give written notice to Bidco stating the reasons for such Manager(s)’ or the Heirs’, as applicable, disagreement in reasonable detail, including such Manager(s)’ or the Heirs’, as applicable, proposed Fair Market Value per Share (which may be determined by such Manager(s) or by the Heirs, as applicable, themselves or by a third-party expert retained by them at such Manager(s)’ or the Heirs’, as applicable, expense), and incorporating and reasonably explaining the rationale, calculations and determination of such proposed Fair Market Value or (ii) within twenty (20) Business Days of the expiration of the FMV Cure Period if Bidco’s Proposed Fair Market Value is not timely delivered pursuant to clause 6.11.1(a) above (including if it is not delivered prior to the expiration of any FMV Cure Period, if applicable) (or twenty-five (25) Business Day period if the failure to so timely deliver such Bidco’s Proposed Fair Market Value is in connection with a Fair Market Value determination pursuant clause 6.9), such relevant Manager(s)’ or the Heirs’, as applicable, proposed Fair Market Value per Share (as applicable between clauses (i) and (ii), the “Managers’ Proposed Fair Market Value”).

(d)	If the Managers’ Proposed Fair Market Value is timely delivered to Bidco, Bidco and such relevant Manager(s) or the Heirs, as applicable, shall negotiate in good faith to resolve the differences between Bidco’s Proposed Fair Market Value and the Managers’ Proposed Fair Market Value for a period of twenty (20) Business Days.

51

(e)	If Bidco and such relevant Managers or the Heirs, as applicable, fail to reach a written agreement in resolution of the differences between Bidco’s Proposed Fair Market Value and the Managers’ Proposed Fair Market Value in accordance with clause 6.11.1(d) above, either such party may submit Bidco’s Proposed Fair Market Value and the Managers’ Proposed Fair Market Value to a mutually agreed (with each such party acting reasonably) valuation expert (i.e. other than the Company’s auditor) (the “Independent Expert”). If the parties fail to reach an agreement on the independent expert, the Independent Expert shall be appointed by a Notary public in Madrid, Spain, at the request of either such party, by lot (insaculación) amongst Ernst & Young Global Limited, PricewaterhouseCoopers International Limited, KPMG International Limited and Deloitte Touche Tohmatsu Limited (subject in any case to conflicts of interest). As a result of the draw, said firms should be ranked by order of preference (so that the first firm drawn will be the preferred candidate to be appointed as Independent Expert and the second firm drawn will be the second candidate to be appointed as Independent Expert).

(f)	Bidco and such relevant Manager(s) or the Heirs, as applicable, will cooperate with the Independent Expert in making its determination, and any written materials provided to the Independent Expert by Bidco and any such relevant Manager or the Heirs, as applicable, will be provided to each other party. The Independent Expert shall be required to determine the Fair Market Value per Share within a maximum of twenty (20) Business Days after the date of its appointment by selecting between Bidco’s Proposed Fair Market Value and the Managers’ Proposed Fair Market Value only, and shall not be entitled to determine a value between the two positions or to determine any different value.

The Fair Market Value per Share shall be determined by the Independent Expert in accordance with this Agreement and such Fair Market Value per Share shall be the definitive value and shall constitute the Fair Market Value hereunder, which shall be final and binding on the Parties, provided that:

(i)	If the Managers’ Proposed Fair Market Value is not timely delivered to Bidco, then the Fair Market Value for the purposes hereof shall be Bidco’s Proposed Fair Market Value, which shall be final and binding on the parties.

(ii)	If Bidco’s Proposed Fair Market Value is not timely delivered pursuant to clause 6.11.1(a) above (including if it is not delivered prior to the expiration of any FMV Cure Period) and the Managers’ Proposed Fair Market Value is timely delivered to Bidco pursuant to clause 6.11.1(c)(ii) above, then the Fair Market Value for the purposes hereof shall be such Managers’ Proposed Fair Market Value, which shall be final and binding on the parties.

(iii)	If Bidco’s Proposed Fair Market Value is timely delivered to such relevant Manager(s) or the Heirs, as applicable (including if it is delivered prior to the expiration of any FMV Cure Period, if applicable), and if the Managers’ Proposed Fair Market Value is timely delivered to Bidco, and Bidco and such relevant Manager(s) or the Heirs, as applicable, agree in writing to resolve the differences between Bidco’s Proposed Fair Market Value and the Managers’ Proposed Fair Market Value, the Fair Market Value included in such written agreement shall be the Fair Market Value for purposes hereof, which shall be final and binding on the parties.

52

(g)	If for any reason the Independent Expert is unable or refuses for any reason to select a value either proposed by Bidco, on the one hand, or such relevant Manager(s) or the Heirs, as applicable, on the other hand, the second firm by order of preference will be appointed. If for any reason the second firm by order is unable or refuses to select a value either proposed by Bidco, on the one hand, or such relevant Manager(s) or the Heirs, as applicable, on the other hand, the third firm by order of preference will be appointed, and if such third firm is either unable or refuses to select a value either proposed by Bidco, on the one hand, or such relevant Manager(s) or the Heirs, as applicable, on the other hand, the fourth firm by order of preference will be appointed. If the fourth firm is unable or refuses to select a value either proposed by Bidco, on the one hand, or such relevant Manager(s) or the Heirs, as applicable, on the other hand, the dispute shall be resolved in accordance with clause 23, and the Parties expressly agree that the second paragraph of article 1.447 of the Spanish Civil Code will not apply.

(h)	All of the fees, costs and expenses of the Independent Expert will be borne by Bidco if the Independent Expert determines that the Managers’ Proposed Fair Market Value is the correct Fair Market Value or will be borne by such relevant Manager(s) pro rata based on the number of Shares proposed to be transferred or by the Heirs, as applicable, if the Independent Expert determines that Bidco’s Proposed Fair Market Value is the correct Fair Market Value.

(i)	Each of Bidco and the Managers or the Heirs, as applicable, shall provide the Independent Expert (with a copy to the other applicable Party) with access to all information, books and records as the Independent Expert may reasonably request relating to the determination of the Fair Market Value pursuant to the above provisions.

(j)	For purposes of calculating Bidco’s Proposed Fair Market Value and the Managers’ Proposed Fair Market Value, Bidco, each of the Managers and the Heirs agree that the following valuation methodologies (and no other valuation methodologies) will be used to determine the “Fair Market Value” of any applicable Shares (which shall be calculated in U.S. Dollars):

1.	(i) if (A) the operating assets attributed to the Formula One Group (or other tracking stock group of Liberty Parent to which the Company is attributed) primarily consist of Formula 1 and the Company and (B) a class or series of common stock of Liberty Parent constitutes Reference Stock, or (ii) if (A) Liberty Parent does not have a tracking stock structure and the operating assets of Liberty Parent primarily consist of Formula 1 and the Company and (B) a class or series of common stock of Liberty Parent constitutes Reference Stock, the Fair Market Value of a Share shall equal the Company Per Share Equity Value (an example, for illustrative purposes only, of the calculation of the Company Per Share Equity Value is included on Schedule 6.11.1(j)(1)). The Company Per Share Equity Value, including all components thereof, shall be calculated in U.S. Dollars;

53

2.	(i) if (A) the operating assets attributed to the Formula One Group (or other tracking stock group of Liberty Parent to which the Company is attributed) primarily consist of the Company and (B) a class or series of common stock of Liberty Parent constitutes Reference Stock, or (ii) if (A) Liberty Parent does not have a tracking stock structure and the operating assets of Liberty Parent primarily consist of the Company and (B) a class or series of common stock of Liberty Parent constitutes Reference Stock, the Fair Market Value of a Share shall be equal to the 20-Day VWAP of the Reference Stock ending on the last day of the last full and complete fiscal quarter immediately prior to the Triggering Event (with such fiscal quarter aligning with Liberty Parent’s fiscal quarter) (making appropriate adjustments to reflect the value of any operating assets and liabilities other than the Company and any nonoperating assets and liabilities in each case held, directly or indirectly, by Liberty Parent); or

3.	if neither (1) nor (2) above is the case, the Fair Market Value shall be calculated based on any reasonable and customary business valuation and will be determined as of the date of the Triggering Event, and will be based on the aggregate price that a willing buyer would pay a willing seller in an arms-length transaction to acquire all of the Shares, which shall be computed by, first, determining the enterprise value of the Company, as the dominant undertaking of the Dorna Group, based on the amount a willing buyer would pay a willing seller in an arms-length transaction to acquire the Company and deducting therefrom all outstanding indebtedness (net of cash) of the Company (on a consolidated basis and based on market value thereof) to determine the equity value of the Company and, second, assuming that cash proceeds in an amount equal to such equity value were distributed to the holders of Shares (on a fully-diluted basis and assuming the conversion, exercise or exchange (or other settlement) of all other securities of the Company) in accordance with this Agreement, the Articles and any other organizational documents of the Company, and the “Fair Market Value” of the relevant Shares shall be the amount that the holders thereof would be paid in respect thereof as a result of such transaction.

6.11.2.	Once a Fair Market Value has been determined in accordance with the above for a particular event, if Bidco, on the one hand, and the relevant Manager(s) or the Heirs, as applicable, on the other hand, mutually agree in writing to do so, Bidco and the relevant Manager(s) or the Heirs, as applicable, will be obliged to use it as the Fair Market Value for any other events subject to a Leaver Call Option, Leaver Put Option, Managers’ Put Option or Bidco’s Call Option exercised, or for any Fair Market Value determination pursuant to clause 6.9 if such Triggering Event occurred, within the six (6) months following the determination of the Fair Market Value, and in that case, such relevant Managers or the Heirs, as applicable, and Bidco shall be bound by such Fair Market Value regardless of any provision to the contrary in this Agreement for such exercised Option or such Fair Market Value determination pursuant to clause 6.9.

54

6.12.	Consideration in kind

6.12.1.	Up to 50% of (a) the consideration payable by Bidco (or its designee, including Liberty Parent) to the relevant Managers in the event of exercise of any Leaver Call Option, Leaver Put Option, Managers’ Put Option or Bidco’s Call Option, including up to 50% of the consideration payable by Bidco (or its designee, including Liberty Parent) to the Managers in respect of any Call Shortfall, plus any interest owned thereon in accordance with this Agreement, (b) any Anti-Embarrassment Payment payable by Bidco (or its designee, including Liberty Parent) to the relevant Managers and (c) the consideration payable by Bidco (or its designee, including Liberty Parent) pursuant to clause 6.9, in any such case, can be satisfied at Bidco’s sole discretion in kind through the delivery to the relevant Manager(s) (or, in the case of clause 6.12.1(c) above, such relevant Manager’s heirs) of Consideration Shares. If any Consideration Shares are to be issued or delivered to any heir of a Manager as a result of a Transfer pursuant to clause 6.9, this clause 6.12 shall apply to such heir(s) mutatis mutandis. Notwithstanding anything to the contrary contained herein, at any given time, no Consideration Shares shall be issued hereunder if such Consideration Shares would, when combined with the total number of shares of capital stock of Liberty Parent (including any and all securities convertible into, or exchangeable or exercisable for, shares of capital stock of Liberty Parent) (i) issued pursuant to the SPA, (ii) previously issued pursuant to this Agreement and (iii) otherwise issued in connection with the transactions contemplated by this Agreement or the SPA, exceed 19.99% of the outstanding shares of capital stock of Liberty Parent, calculated in compliance with Rule 5635 of the listing rules of The Nasdaq Stock Market LLC, except that this sentence shall not apply if Approval is obtained by Liberty Parent prior to such issuance.

6.12.2.	The Consideration Shares will be, when issued, (i) listed or traded on a securities exchange, duly authorised, validly issued, fully paid and non-assessable, and (ii) issued (A) free from all Encumbrances, (other than Encumbrances directly resulting from the requirements of the U.S. federal securities laws); (B) with the same rights and ranking pari passu in all respects with the Reference Stock, including the right to receive all dividends, distributions or any return of capital declared, paid or made by Liberty Parent on or after the date of issuance of such Consideration Shares; and (C) subject to the truth and accuracy of the representations and warranties set forth in clause 6.12.3 or, if applicable, an R&W Letter, in compliance with applicable securities Laws.

55

6.12.3.	With respect to the receipt of any Consideration Shares pursuant to this Agreement, each Manager hereby represents and warrants as of the date of this Agreement, and shall represent and warrant as of the time of the issuance of any Consideration Shares to such Manager, that he, she or it: (a) is acquiring the Consideration Shares for his, her or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement, such Manager has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof; (b) is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”) or is not a U.S. Person; (c) has sufficient knowledge and experience in finance and business that such Manager is capable of evaluating the risks and merits of its investment in Liberty Parent and such Manager is able financially to bear the risks thereof; (d) has not been presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising or solicitation in connection and concurrently with this Agreement and the transactions contemplated hereby; (e) understands that the Consideration Shares issuable pursuant to this Agreement have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, and such Consideration Shares cannot be sold, transferred or otherwise disposed of unless the resale of such shares is subsequently registered under the Securities Act or an exemption from registration is then available; (f) acknowledges and understands that Liberty Parent, the Company and their respective affiliates possess material non-public information regarding Liberty Parent not known to such Manager that may impact the value of the Consideration Shares (the “Information”), and that Liberty Parent is unable to disclose such Information to such Manager; (g) understands, based on its experience, the disadvantage to which such Manager is subject due to the disparity of information between Liberty Parent and such Manager and that, notwithstanding such disparity, such Manager has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby; and (h) agrees that none of Liberty Parent, the Company or any of their respective affiliates, principals, stockholders, partners, members, officers, directors, employees and agents shall have any liability to such Manager, his, her or its affiliates, principals, stockholders, partners, members, officers, directors, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with Liberty Parent’s use or non-disclosure of the Information or otherwise as a result of the transactions contemplated hereby, and such Manager hereby irrevocably waives any claim that it might have based on the failure of Liberty Parent to disclose the Information; provided, however that such Manager shall not be deemed to have made the representations and warranties set forth in clause 6.12.3(b) or clause 6.12.3(c) above if the issuance of any such Consideration Shares to such Manager satisfies (A) Regulation S under the Securities Act (“Regulation S”), but, in such case, such Manager (a “Reg. S Manager”) hereby gives the representations and warranties, and agrees to the acknowledgements and agreements, set forth in Schedule 6.12.3 hereto or (B) an exemption to the Securities Act that is not under Rule 506(b) or Rule 506(c) under Regulation D and is not under Regulation S and, prior to any issuance, executes a representation and warranty agreement in favor of Liberty (in a form reasonably acceptable to Bidco) that reasonably establishes that such Manager satisfies the requirements of such other exemption under the Securities Act (a “R&W Letter”). Each Manager acknowledges that (i) Liberty Parent is relying on such Manager’s representations, warranties, acknowledgments and agreements in this Agreement (including in Schedule 6.12.3, if applicable) as a condition to proceeding with the transactions contemplated hereby; and (ii) without such representations, warranties and agreements, Liberty Parent would not enter into this Agreement or engage in such transactions. Prior to the issuance of any Consideration Shares to any Manager, such Manager shall execute a representation and warranty agreement in favor of Liberty (in a form reasonably acceptable to Bidco) that reasonably establishes that such Manager satisfies the requirements of such applicable exemption under the Securities Act to be utilized in connection with the issuance of the Consideration Shares to such Manager. Notwithstanding the foregoing, if any such Manager cannot, as of the applicable time, make any of the representations and warranties set forth in clauses (b) through and including (d) of this clause 6.12.3 because any such representations and warranties are not factually true and is not a Reg. S Manager, such Manager shall not be deemed to have made the representations and warranties set forth in clauses (b) through and including (d) of this clause 6.12.3; provided, that such Manager shall (I) certify in writing to Bidco that it cannot make the representations and warranties set forth in clauses (b) through and including (d) of this Section 6.12.3 because such representations and warranties are not factually true at such applicable time and that such Manager is not a Reg. S Manager at such applicable time and (II) use commercially reasonable efforts, and cooperate in good faith with Bidco, to find and utilize an alternative exemption to the Securities Act to permit the issuance of the Consideration Shares to such Manager; provided, further, that if such Manager has complied with this sentence and each of such Manager and Bidco have reasonably concluded that no exemption under the Securities Act exists to permit the issuance of the Consideration Shares to such Manager at such time, Bidco shall not be permitted to issue Consideration Shares to such Manager in lieu of cash consideration. If Liberty Parent issues any Consideration Shares in satisfaction of any obligations pursuant to this Agreement, such Consideration Shares will be subject to a Registration Rights Agreement, in the form attached as Schedule 6.12. Liberty Parent shall be an express third party beneficiary of the representations, warranties, acknowledgements and agreements set forth in this clause 6.12.3 and set forth in Schedule 6.12.3 hereto and shall be entitled to rely on such representations, warranties, acknowledgements and agreements and will have the right to enforce them as if a party hereto.

56

6.12.4.	Any certificates representing any Consideration Shares, and any Consideration Shares represented by book-entry form, shall bear the following legend and such Consideration Shares shall be subject to stock transfer orders consistent with such legend:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

57

6.13.	Tax Matters

At least three (3) Business Days prior to any transfer or sale of Shares to Bidco or its designee pursuant this Agreement (and promptly upon reasonable request by Bidco at any other time), the transferor shall provide to Bidco a properly completed and executed U.S. Internal Revenue Service Form W-8 or W-9, as applicable (or applicable successor form), reasonably satisfactory to Bidco.

Bidco and, as applicable, its designee (each, a “Payor”) shall be entitled to deduct or withhold from any payment made by it under this Agreement (including any payment made under a Leaver Call Option, a Leaver Put Option, a Managers’ Put Option, Bidco’s Call Option or otherwise) any taxes required by applicable law to be withheld or deducted. Any such deductions or withholdings: (i) shall be in the minimum amount required by applicable law and shall be remitted to the relevant taxing authority within any applicable deadline; and (ii) shall be treated for all purposes as having been paid to the person to whom such amounts otherwise would have been paid absent such deduction or withholding. Without limiting the generality of the foregoing sentence, if the applicable payee establishes (prior to the time that any such payment is made by a Payor) to the reasonable satisfaction of such Payor that such payment is subject to a reduced rate (or zero rate) of withholding tax (such withholding tax, the “Treaty Withholding Tax”) pursuant to an applicable double income tax treaty under which such payee is entitled to benefits, then the Payor shall not withhold Treaty Withholding Tax from such payment at a rate greater than such reduced rate.

6.14.	Company Recapitalization

If the Company or the Board determines to pursue and effect a Company Recapitalization, the Managers agree to take all steps reasonably requested by the Company or Bidco in connection with completing such Company Recapitalization.

7.	DIVIDENDS AND DISTRIBUTIONS

7.1.	Application of the amount of the Company’s profits, share premium and any other reserves available for distribution (within the meaning of Chapter V of Title VII of the Act) in respect of each financial year and any other distribution of dividends, except for the distribution of interim dividends or reserves distributions by the Board in accordance with the majorities foreseen in clause 4.4.2(c), shall be decided by the General Meeting from time to time, in accordance with the ordinary majority of the General Meeting and subject to any restrictions set out in the financial facilities entered into by the Company.

7.2.	Each shareholder irrevocably waives the right to exercise the separation right provided for in Article 348 bis of the Act in the event of lack of distribution of dividends and undertakes to reflect in the Articles of the Company that the Shareholders will not have the separation right set out in Article 348 bis of the Act.

7.3.	The Shareholders agree that Bidco will lead and be in charge of promoting and arranging all recapitalisation opportunities relating to the Company during the term of this Agreement.

58

8.	PROVISION OF INFORMATION

8.1.	The Company agrees to provide, and the Top Managers shall, so long as they have not, as of any such time, become a Leaver (or, even if the Top Manager has become a Leaver, such Top Manager shall still assist the Company in connection with any proceedings in relation to the period during which such Top Manager was an employee or director of the Company Group from which any liability of any kind could arise for such Top Manager, subject to such Top Manager signing of a confidentiality agreement reasonably acceptable to the Company), assist in the Company providing, any and all information requested by Bidco relating to the Company, any member of the Dorna Group or any of their respective businesses or operations.

9.	AUDITORS

The Auditor shall be appointed by the Shareholders at the proposal of the Board.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1.	Any intellectual property rights (including, without limitation, patents, trademarks, service marks, registered designs, copyrights, database rights, rights in designs, inventions and confidential information) which arise in the course of the Company’s activities shall belong to the Company and each Manager hereby agrees that all legal and beneficial rights in such intellectual property to which he/she may become entitled during the course of (and pursuant to) his/her engagement or employment shall automatically vest in the Company and each Manager shall, at the request and expense of the Company, execute such documents and do such things as may be required by the Company to perfect and prove such vesting.

10.2.	During the term of this Agreement, Liberty Parent shall have the right to use the words “Dorna” and “MotoGP” when referring to its investments in its corporate and other documentation including promotional materials and securities law filings, but shall have no other rights (in particular, no right to sub-license the use of these words) in respect of these words.

11.	PROTECTION OF GOODWILL

11.1.	Each Top Manager irrevocably undertakes to Bidco to:

11.1.1.	dedicate exclusively to the execution of his/her duties as manager of the Dorna Group; and

11.1.2.	remain in his/her management position with the Dorna Group during a minimum period of two (2) years from the Effective Date.

11.2.	In the event of an Exit, if the purchaser requests the post-divestiture presence of the Top Managers in their respective positions in return for compensation on market terms, the Top Managers undertake to negotiate in good faith with the third-party purchaser:

11.2.1.	the terms and conditions of their new professional relationship with the Dorna Group; and

11.2.2.	to remain in the management of the relevant Group Company during a period of not less than two (2) years from the date on which the Exit takes place.

59

11.3.	Subject to clause 11.5, no Top Manager shall without the prior written consent of Bidco through (which includes by ownership of any share direct or indirect control) or on behalf of (whether as director, partner, consultant, manager, employee, agent or otherwise) any person, directly or indirectly:

11.3.1.	carry on or be engaged or concerned or interested in any business which is in competition with the Business, in any territory in which the Business is carried on;

11.3.2.	seek in competition with the Business to:

(a)	procure orders from;

(b)	do business with; or

(c)	procure directly or indirectly any other person to procure orders from or do business with,

(d)	any person who is or has been a customer of any Group Company;

11.3.3.	in connection with any business competing with the Business, engage or employ, or solicit or contact with a view to the engagement or employment by any person, any employee, officer or manager of or any person who has been an employee, officer or manager of any Group Company;

11.3.4.	do or say anything which is harmful to the reputation of any Group Company or which may lead any person to cease to deal with that Group Company on substantially equivalent terms to those previously offered or at all; or

11.3.5.	seek to contract with or engage (in such a way as to adversely affect any Group Company) any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to that Group Company, with the intent that each of these restrictions shall constitute an entirely separate and independent restriction on each Top Manager.

11.4.	The restrictions in clause 11.3 shall apply to any Top Manager:

11.4.1.	while such Top Manager is:

(a)	the holder of or beneficially interested in any Share or in the shares of any other Group Company; or

(b)	otherwise professionally connected to any Group Company through an employment or services agreement,

(the date from which neither (a) nor (b) apply will be referred to as the “Cessation Date”); and

11.4.2.	for a period of two (2) years from the Cessation Date in all cases by references to either the Business at the Cessation Date, or customers, employees, officers, managers or contracting parties of any Group Company during the twelve (12) months before the Cessation Date, as the context may require.

60

11.5.	The Top Managers consider that the restrictions contained in this clause are reasonable but if any such restriction shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

12.	CoMPLIANCE COVENANTS

12.1.	Each Shareholder undertakes to the others that it shall take all practicable steps including, without limitation, the exercise of votes it directly or indirectly controls at meetings of the Board and General Meetings of the Company to ensure that the terms of this Agreement are complied with and to procure that the Board and the Company complies with its obligations and that it shall do all such other acts and things as may be necessary or desirable to implement this Agreement.

12.2.	An extraordinary General Meeting will be held as soon as reasonably practicable on or, if not possible to be held on, following the Effective Date, at which a special resolution will be passed to amend the Articles incorporating, to the extent legally possible, the provisions contained in this Agreement and each Shareholder undertakes to the other to comply fully and promptly with the provisions of the Articles so that each and every provision of the Articles (subject to clause 12.3) shall be enforceable by the Shareholders as between themselves in whatever capacity.

12.3.	If any provision of the memorandum of association (escritura de constitución) of the Company or of the Articles at any time conflicts with any provision of this Agreement, this Agreement shall prevail, and the Shareholders shall whenever necessary exercise all voting and other rights and powers available to them to procure the amendment, waiver or suspension of the relevant provision of the memorandum of association and/or Articles to the extent necessary to incorporate, to the extent legally possible, the provisions contained in this Agreement, and to remove from the Articles any provisions which may be inconsistent with this Agreement, and permit the Company and its affairs to be administered as provided in this Agreement.

12.4.	For purposes of complying with (and without prejudice of) the above provisions in this clause 12, the Shareholders, through their respective external legal counsel, shall discuss in good faith and endeavour to agree, as soon as reasonably possible after the date of this Agreement and not later than the Effective Date, on the relevant amendments to be made to the Articles to adapt them, to the extent legally possible, to the provisions contained in this Agreement, as referred to in clause 12.2 above. In the event that the parties fail to reach an agreement on the amendments to the new Articles by the Effective Date, the parties undertake to take all necessary actions to hold a General Meeting on or as soon as possible following the Effective Date and vote in favour to approve therein an amendment of the Articles so that (i) the different existing classes of shares are replaced with a single class of shares for all shareholders, and (ii) the existing General Meeting and Board reinforced voting majorities currently required in the Articles are removed therefrom as soon as practicable after the Effective Date, and all quorum and majorities required to approve any resolutions in the General Meeting and the Board are replaced with a cross reference to the relevant quorum and majorities required under the Act, all of it without prejudice to the parties obligation to continue to procure the amendment of the Articles to the extent necessary to conform to the provisions in this Agreement in accordance with this clause 12.

61

13.	MERGER AND INTRAGROUP FINANCING

13.1.	Merger

13.1.1.	Each party accepts and agrees that Liberty Parent may decide to cause Bidco to merge into the Company at any time.

13.1.2.	At the request of Bidco, each party shall take all practicable steps including without limitation, the exercise of votes it directly or indirectly controls at meetings of the Board and at General Meetings of the Company as may be necessary or desirable to achieve a merger described in clause 13.1.1, provided always that (a) the Merger does not have material adverse tax consequences on the Managers and (b) the fair market value of the assets and liabilities of Bidco and Dorna (as determined, in each case, in good faith between Bidco and the Managers’ Representative) are taken into account in determining the Shares of the Company to be issued to the shareholders of Bidco pursuant to such Merger.

13.2.	Intragroup Financing

13.2.1.	Upon the occurrence of the Completion, the members of the Dorna Group will become subsidiaries of Liberty Parent and it is currently expected that the members of the Dorna Group will be attributed to the Formula One Group. The parties acknowledge the importance and benefits for all the entities attributed to the Formula One Group (including, from and after the Completion, the Dorna Group’s social interest (interés social) due to the indirect benefits that may be provided to the Dorna Group as entities attributed to the Formula One Group as currently expected) of contributing to efficient cash management within the Formula One Group in order to optimize the utilization of cash resources of the entities attributed to the Formula One Group (including, from and after the Completion, the members of the Dorna Group as currently expected) and minimize costs of borrowing from third party unaffiliated lenders.

13.2.2.	In furtherance of the foregoing in clause 13.2.1, each Shareholder hereby acknowledges, consents and agrees, if so requested by Bidco, to the entry by the Company and/or its Subsidiaries into, and the consummation of the transactions contemplated by, the Intragroup Financing (and all agreements, documents and other instruments that may be entered into in connection therewith), and that notwithstanding anything in this Agreement to the contrary, the Company and/or its Subsidiaries are authorized to enter into, effect, perform and consummate the Intragroup Financing. For such purpose, each Shareholder hereby agrees to vote in favour at the relevant General Meeting, and take such other corporate actions, including in their capacities as shareholders of the Company, and where applicable also as members of the Board, as may be necessary, to approve and consent to the Intragroup Financing (and all agreements, documents and other instruments that may be entered into in connection therewith), including as may be required by applicable law or the terms and conditions of this Agreement or any of the organisational documents of the Company or any of its Subsidiaries. Each Shareholder hereby acknowledges and agrees that the Intragroup Financing (and all agreements, documents and other instruments that may be entered into in connection therewith) is hereby acknowledged, consented to and approved in accordance with clause 4.5. It is expressly agreed that the obligations assumed in this clause shall be subject to the Intragroup Financing not requiring the Managers to make any representations and warranties in their individual capacities and shall not require the Managers to grant any guarantees (personal or in rem) or security interests in their individual capacities; provided, that, notwithstanding anything in this clause 13.2.2 to the contrary, the Managers agree to grant a pledge over the Shares owned or held by the Managers (on the same terms, mutatis mutandis, as Bidco will do with its own Shares) to secure any third party debt (to the extent required by such third party debt) that will, if requested by Bidco, be incurred by the Company and/or its Subsidiaries, the proceeds of which will, if requested by Bidco, be used, in whole or in part, to fund the Intragroup Financing.

62

14.	DURATION

14.1.	This Agreement enters into force as provided in clause 2.3, unless terminated pursuant to clause 14.2 below or the immediately following sentence. If the SPA is validly terminated in accordance with its terms prior to the Completion, this Agreement shall automatically terminate.

14.2.	Without prejudice to the accrued rights of any party prior to any termination hereof, save in respect of the provisions of clause 11 and the Surviving Provisions (which such clause 11 and Surviving Provisions shall survive any termination of this Agreement (other than a termination pursuant to the last sentence of clause 14.1, in which case such clause 11 and the Surviving Provisions shall not survive such termination) and the Parties shall remain subject to such clauses):

14.2.1.	this Agreement shall cease and terminate on an Exit; and

14.2.2.	in respect of Bidco or a Manager, on any such party ceasing to hold any Shares and Subordinated Loans, and ceasing to be the beneficial owner of any of the foregoing, this Agreement shall terminate with respect to that party only (such that the terms of this Agreement may subsequently be varied without the consent of such party), provided that

(a)	such party shall have first complied with its obligations under this Agreement and the transferee shall, if so required, have adhered to this Agreement;

(b)	this clause 14.2.2 shall not apply to any Manager for so long as he/she remains an employee of any Group Company or continues in his/her office as a director of any Group Company; and

(c)	clause 6.5.3, clause 6.12.3 (including Schedule 6.12.3), clause 10, clause 12, clause 17 through and including clause 19, and clause 21 , and any related provisions herein and any other provisions herein that contemplate performance of this Agreement after this Agreement would otherwise be deemed terminated as to such Manager shall survive such termination and such Manager shall remain subject to such clauses and any related provisions herein in all respects.

63

14.3.	Each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

15.	CONFIDENTIALITY

15.1.	Notwithstanding any other provision of this Agreement, Bidco shall be entitled at all times:

15.1.1.	to consult freely about the Dorna Group and its affairs with, and to disclose Confidential Information to, the Auditors, tax authorities, lenders and proposed lenders and with any other Liberty Entity or proposed investor in the Dorna Group or any other person on whose behalf it is investing in the Dorna Group or any proposed investor in, or lender to any Liberty Entity (or with or to any of its or their professional advisers), or any other person or entity that Bidco deems necessary, appropriate or desirable under any circumstance, including disclosing any such Confidential Information in any public filings; provided, however, that Bidco shall not be permitted to publicly disclose this Agreement or any of the provisions herein without the prior written consent of the Managers unless such disclosure is required by law, rule or regulation (it being acknowledged and agreed that this Agreement shall be filed by Liberty under a Form 8-K in connection with the execution and delivery of the SPA); provided, further, that nothing herein shall prevent Bidco from disclosing this Agreement to any potential counterparty in any Exit so long as such potential counterparty is subject to a customary obligation of confidentiality; and

15.1.2.	for the purposes of facilitating an Exit or any transfer allowed by this Agreement, to disclose any Confidential Information to any proposed purchaser, underwriter, sponsor or broker.

15.2.	Subject to clause 15.1, each Manager shall in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or any entity or use for his/her own or any other person’s or entity’s benefit or to the detriment of any Group Company any Confidential Information, provided that:

15.2.1.	such obligation shall not apply to information which becomes generally known to the public (other than through a breach by such Manager of this clause);

15.2.2.	such Manager shall be entitled at all times to disclose such information as may be required by applicable laws, by a court or by any stock exchange or any competent regulatory or supervisory authority, whether or not the requirement has the force of law. If this exception applies, the disclosing Manager shall, to the extent feasible and legally permitted, notify Bidco immediately and use its reasonable efforts to consult with Bidco in advance as to its form, content and timing of disclosure and seek to obtain a protective order over such information, and

15.2.3.	nothing contained in this clause shall prevent any employee of any Group Company from disclosing information in the proper performance of his/her duties as an employee.

64

15.3.	All records, papers, documents and data (in whatever form they may exist) in the possession, custody or control of, or kept or made by or on behalf of, any of the Managers relating to the business or affairs of any Group Company and all rights in such records, papers, documents and data shall be deemed to be the property of that Group Company and all such items shall be delivered to the relevant Group Company upon the Manager ceasing to be employed by any Group Company.

16.	announcements

16.1.	No Shareholder (other than Bidco) shall (without the prior written consent of Bidco) issue any press release or make any public statement or publish any document or make any public statement or otherwise make any disclosure to any person who is not a party to this Agreement, relating to any of the matters provided for or referred to in this Agreement or any ancillary matter provided, however, that Bidco shall not be permitted to publicly disclose this Agreement or any of the provisions herein without the prior written consent of the Managers unless such disclosure is required by law, rule or regulation (it being acknowledged and agreed that this Agreement shall be filed by Liberty under a Form 8-K in connection with the execution and delivery of the SPA). This clause shall not apply to any announcement or disclosure required by law or by any competent judicial or regulatory authority or by any recognised investment exchange (in which case the Shareholders (other than Bidco) shall co-operate, in good faith, with Bidco in order to agree the content of any such announcement, so far as practicable, prior to its being made) or which is permitted under clause 15.1.

17.	DATA PROTECTION

17.1.	In accordance with the provisions of current legislation on the Protection of Personal Data, the Managers are respectively informed that personal data exchanged in the framework of the contractual relationship will be processed by each of them as independent data controllers, being the purpose of this processing the proper development and maintenance of the existing contractual relationship, and this contractual relationship the lawful basis. These data will not be transferred to third parties.

17.2.	The Managers will process the personal data for the duration of the contractual relationship between them, and once it has ended, they will keep them duly blocked for the period of time in which responsibilities may arise for any of the parties as a consequence of the processing of the data.

17.3.	In addition, the Managers undertake to ensure compliance with current legislation on data protection. Likewise, in order to exercise the rights of access, rectification, suppression, limitation or portability of their data, either of the parties must address a formal communication to the addresses listed at the beginning of this agreement. Likewise, the Managers shall have the right to file a complaint with the Spanish Data Protection Agency.

17.4.	The Managers undertake to keep the duty of secrecy and maintain the confidentiality of the information provided, transferring this duty to all those persons (employees, subcontracted personnel, interns, etc.) or entities that have access to this information in the development of their functions and obligations in relation to the services provided/received.

65

18.	COSTS

18.1.	Except as otherwise expressly provided in this Agreement or as otherwise agreed between some or all of the parties (in which case, as between those which have agreed otherwise), each party shall pay its own costs and expenses of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it (which shall not be Leakage (as defined in the SPA); it being understood that the costs and expenses of Garrigues S.L.P. relating to the negotiation, preparation, execution and implementation of this Agreement and of all other documents referred to herein shall be costs and expenses of the Managers not the Company).

19.	INDIVIDUAL LIABILITY

Each party shall be individually liable vis-a-vis each other for the performance of its own obligations under this Agreement and no party shall be deemed to act as guarantor of any other party or shall be held liable for the acts or omissions of any other party.

20.	SERVICE AGREEMENTS

Notwithstanding the provisions of his/her service agreement or relevant employment contract, each Manager agrees with each other party hereto (for themselves and as agent and trustee for every other member of the Dorna Group) that the relevant Group Company shall be entitled to terminate his/her service agreement or relevant employment contract without notice and without compensation if he/she commits a material breach of this Agreement or of the Articles (whether or not such breach amounts to a repudiatory breach) and, if capable of remedy, such breach is not remedied to the reasonable satisfaction of Bidco within ten (10) Business Days of receipt of notice in writing of such breach by the relevant Manager.

21.	GENERAL

21.1.	Entire Agreement

21.1.1.	This Agreement contains the entire agreement and understanding of the parties and with effect from the date of this Agreement or Effective Date, as applicable, supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

21.1.2.	This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties.

21.2.	Variations and waivers

21.2.1.	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

21.2.2.	No failure or delay by any party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

66

21.2.3.	No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

21.3.	Assignment

21.3.1.	Except as otherwise provided in clause 6.9.7 and clause 21.2.3, no party shall be entitled to assign the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without the consent of the other parties.

21.3.2.	All or any of Bidco’s rights under this Agreement may be assigned to any Liberty Entity or to any transferee under Bidco’s Permitted Transfers (or any bank or financial institution providing finance to the Liberty’s Group), provided that in the case of an assignment to a Liberty Entity if such assignee ceases to be a Liberty Entity such rights are assigned to Bidco, Liberty Parent or another Liberty Entity.

21.4.	Counterparts

This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts or delivery of counterparts will constitute due execution of this Agreement. Execution by e-mail or any other electronic means shall be an effective mode of execution and delivery.

21.5.	Further assurance

21.5.1.	Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

21.5.2.	Each Manager shall at all times procure that his/her nominees and/or any person to which he/she transfers his/her Shares pursuant to clause 6.1.3, in each case, who hold Shares shall, at all times, comply with the terms of this Agreement and the Articles and shall, at all times, exercise and use the votes they hold in such interests to ensure that the relevant manager’s, obligations are complied with.

21.6.	Other remedies

Any remedy or right conferred upon the parties in respect of any breach of this Agreement by any other party shall be in addition to and without prejudice to all other rights and remedies available to them.

21.7.	Successors

This Agreement shall be binding on each Manager’s assigns, personal representatives and successors in title, but such persons shall not be entitled to the benefit of its provisions unless they have entered into a deed confirming to the other parties that it shall be bound by this Agreement.

67

21.8.	Manager confirmation

Each of the Managers acknowledge and agrees with Bidco that in relation to the transactions contemplated by this Agreement:

21.8.1.	he/she has entered into such transactions entirely on the basis of his own assessment of such transactions and of the risks and effect thereof and of any separate advice which he may have received from any person (other than Bidco) and not on the basis of any information provided to him/she by, or any advice received from, or on behalf of Bidco;

21.8.2.	he/she is not a client of Bidco and Bidco is not acting or has acted for him/her, nor is Bidco responsible to him for providing the protections afforded to clients of their respective firms or for advising him on such transactions; and

21.8.3.	he/she is owed no duty of care or other obligation by Bidco in respect thereof and, insofar as he/she is owed any such duty or obligation (whether in contract, tort or otherwise) by Bidco, he/she hereby waives, to the extent permitted by law, any rights which he may have in respect of such duty or obligation.

21.9.	Third party rights

Except as expressly provided in this Agreement, a person who is not a party to this Agreement has no right under the second paragraph of section 1257 of the Spanish Civil Code (Código Civil) (estipulación en favor de tercero) to enforce any term of this Agreement. Each Shareholder hereby acknowledges and agrees that the terms, provisions and agreements set forth in this Agreement shall be binding on all heirs and successors of such Shareholder.

21.10.	Severability

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. In such instances, the parties shall negotiate in good faith with a view to replacing any invalid, void or unenforceable provisions with terms which have as similar a commercial effect as reasonably possible to the invalid, void or unenforceable provisions.

22.	NOTICES

22.1.	Form of Notice

Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this Agreement) shall be in writing and signed by or on behalf of the person giving it.

22.2.	Method of service

22.2.1.	Service of a Notice must be effected by one of the following methods:

(a)	by hand to the relevant address set out in clause 22.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

68

(b)	by prepaid first-class post to the relevant address set out in clause 22.4 and shall be deemed served at the start of the second Business Day after the date of posting;

(c)	by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when sent provided that any email sent outside working hours shall be deemed given at the start of the next period of working hours; or

(d)	by prepaid international airmail to the relevant address set out in clause·22.4 and shall be deemed served at the start of the fourth Business Day after the date of posting.

22.2.2.	In clause 22.2.1 “during a Business Day” means any time between 9.30 a.m. and 5:30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

22.3.	Managers’ representative

22.3.1.	Each Manager hereby appoints the Managers’ Representative as its authorized representative for receipt of Notices under or in connection with this Agreement.

22.3.2.	Notwithstanding the foregoing, if the Managers’ Representative becomes a Leaver and ceases to be a Dorna Group employee or director, if so requested by Bidco, a new Managers’ Representative shall be appointed by decision of a majority of the Managers (excluding any Leaver’s shares), and failing such appointment within five (5) Business Days, Bidco shall be entitled to appoint the then CEO as the Managers’ Representative.

22.4.	Address for service

22.4.1.	Notices shall be addressed as follows:

(a)	Notices for the Company shall be marked, for the attention of:

Name: Enrique Aldama Orozco

Address: Calle Príncipe de Vergara, 183, 28002 Madrid;

Email: [Separately provided]

(b)	with a copy to Bidco in accordance with this clause 22.4.1(b) below. Notices for Bidco shall be marked for the attention of:

Attention: Legal Department

Address: c/o Liberty Media Corporation

12300 Liberty Boulevard, Englewood, Colorado 80112, USA;

69

Email: [Separately provided]

and copied to (not to constitute adequate notice)

Name: C. Brophy Christensen

Address: Two Embarcadero Center, 28th Floor, San Francisco, California 94111, USA

Email: bchristensen@omm.com

(c)	Notices for the Managers’ Representative shall be marked for the attention of:

Name: Enrique Aldama Orozco

Address: Calle Príncipe de Vergara, 183, 28002 Madrid;

Email: [Separately provided]

(d)	In the case of any other party to this Agreement, from time to time, Notices shall be addressed to the relevant party at the address set out in that party’s adherence to this Agreement.

22.5.	Change of details

A party may change its address for service and that it gives the other party not less than 28 days’ prior notice in accordance with this clause 22. Until the end of such notice period, service on either address shall remain effective.

23.	GOVERNING LAW AND DISPUTES

23.1.	This Agreement is governed by the general laws of Spain, with the exclusion of any regional norms (derecho foral).

23.2.	The parties expressly waive their right to any form of legal recourse and submit all disputes arising from or connected with this Agreement to arbitration of law under the Rules of Arbitration of the International Chamber of Commerce.

23.3.	A sole arbitrator shall be nominated for disputes with a value not exceeding three (3) million euros and three arbitrators shall be nominated for disputes with a value exceeding such amount. The sole arbitrator shall be appointed by the Court of International Chamber of Commerce in accordance with the Rules of Arbitration of the International Chamber of Commerce, which the parties are apprised of. Where the dispute is to be referred to three arbitrators as provided above, the Managers and Bidco shall nominate one arbitrator each. The third arbitrator, who will act as chairman of the arbitral tribunal, shall be appointed in accordance with said rules. If a party fails to nominate an arbitrator, the appointment shall be made by the Court.

23.4.	Any arbitral proceedings shall be conducted in the English language and the venue shall be in the city of Madrid, Spain.

70

23.5.	The parties submit to the rules of procedure of the International Chamber of Commerce and its tariffs, acknowledging that they are apprised of them and herein undertake to act in good faith during the proceedings at all times and comply with the rulings and arbitral awards, without prejudice to any legal appeals to which they are entitled.

24.	GOVERNiNG LANGUAGE

24.1.	This Agreement is drawn up in the English language, except that for some of its terms a translation into Spanish is provided and some of the Schedules are in whole or in part drawn up in the Spanish language. Where a translation into Spanish is provided, the Spanish expression prevails.

24.2.	Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by a party to any other party under or in connection with this Agreement shall be in English.

25.	ANTI-CORRUPTION COMPLIANCE

The Company shall, and the Shareholders shall use their respective reasonable endeavors to procure (so far as they are able) that the Company shall, implement and comply with the ABC Policies and Procedures during the continuance of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

71

In witness whereof, the Shareholders, and the Company hereby execute this Agreement.

DORNA SPORTS, S.L.

/s/ Carmelo Ezpeleta Peirdro
Mr. Carmelo Ezpeleta Peidro

[Signature page to Shareholders’ Agreement]

LIBERTAD ESPECIA, S.L.U.

/s/ Gregory B. Maffei
Name:	Gregory B. Maffei
Title:	Sole Director

[Signature page to Shareholders’ Agreement]

THE MANAGERS

/s/ Carlos Ezpeleta González
Mr. Carlos Ezpeleta González

/s/ Carmelo Ezpeleta Peidro	/s/ María González Cort
Mr. Carmelo Ezpeleta Peidro	Jerinovel, S.L.
p.p. Ms. María González Cort

/s/ Enrique Aldama Orozco
Mr. Enrique Aldama Orozco

[Signature page to Shareholders’ Agreement]

List of Omitted Schedules and Exhibit

The following schedules and exhibit to this Shareholders’ Agreement, dated as of March 29, 2024, by and among Libertad Especia, S.L.U., Dorna Sports, S.L. and the Managers relating to Dorna Sports, S.L. and its subsidiaries have not been provided herein:

Schedule I – Identity of the Managers entering into the Agreement

Schedule 3.3 – List of Shareholders

Schedule 4.2.1(a) – Certain Initial Bidco Directors

Schedule 6.5.1 – Leaver Call Option

Schedule 6.5.2 – Leaver Put Option

Schedule 6.6.2 – Managers’ Put Option

Schedule 6.6.4 – Bidco’s Call Option

Schedule 6.7 – Drag Call Option

Schedule 6.11.1(j)(1) – Illustrative Example of a Calculation of Fair Market Value

Schedule 6.12.3 – Regulation S Representations, Warranties and Covenants

Exhibit 1

The registrant hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.